Exhibit 10.1
Execution Version

$300,000,000 Revolving Loan
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
August 10, 2011
among
NRP (OPERATING) LLC
as Borrower
The Lenders Party Hereto
and
CITIBANK, N.A.
as Administrative Agent

CITIGROUP GLOBAL MARKETS, INC. and WELLS FARGO SECURITIES, LLC
as Joint Lead Arrangers and Joint Bookrunners
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Syndication Agent

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SCHEDULES:
Schedule 2.01 — Commitments
Schedule 3.03 — Disclosed Matters
Schedule 3.14 — Subsidiaries
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.08 — Permitted Asset Sales
Schedule 6.14 — Existing Restrictions
EXHIBITS:
Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Commitment Increase Agreement
Exhibit C — Form of New Lender Agreement
Exhibit D — Form of Second Amended and Restated Guaranty Agreement (Material Subsidiary)
Exhibit E — Form of Borrowing Request
Exhibit F — Form of Compliance Certificate
Exhibit G-1 — Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-2 — Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-3 — Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-4 — Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

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          SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of August 10, 2011, among NRP (OPERATING) LLC, the LENDERS party hereto, and CITIBANK, N.A., as Administrative Agent.
          The parties hereto agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders hereunder, together with its successors in such capacity.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agent Parties” has the meaning assigned to such term in Section 9.01(c).
          “Agreement” has the meaning assigned to such term in the introductory paragraph hereof.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the LIBO Rate in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1% per annum, and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the LIBO Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the LIBO Rate or the Federal Funds Effective Rate, respectively.
          “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
          “Applicable Rate” means, for any day during any period between two successive Financial Statement Delivery Dates commencing on the first Financial Statement Delivery Date in such period and ending on the day before the next succeeding Financial Statement Delivery Date, with respect to any ABR Loan, Eurodollar Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable margin per annum set forth in the appropriate column below under the caption “LIBOR Margin,” “Alternate Base Rate Margin” or “Commitment Fee,” as the case may be, for the Leverage Ratio for the fiscal period for which such financial statements were delivered as of the Financial Statement Delivery Date:

		Alternate
	LIBOR	Base Rate	Commitment
Leverage Ratio	Margin	Margin	Fee
Category 1:
Less than 1:0:1.0	1.0000%	0.0000%	0.1750%

Category 2:
Greater than or equal to 1.0:1.0 but less than 1.5:1.0	1.1250%	0.1250%	0.2050%

Category 3:
Greater than or equal to 1.5:1.0 but less than 2.0:1.0	1.2500%	0.2500%	0.2250%

Category 4:
Greater than or equal to 2.0:1.0 but less than 2.5:1.0	1.5000%	0.5000%	0.2750%

Category 5:
Greater than or equal to 2.5:1.0 but less than 3.75:1.0	1.7500%	0.7500%	0.3250%

Category 6:
Greater than 3.75:1.0	2.2500%	1.0000%	0.4000%
          Notwithstanding the foregoing, in the event Borrower achieves and maintains an Investment Grade Rating the following pricing grid shall apply to the determination of the “LIBOR Margin,” “Alternate Base Rate Margin” or “Commitment Fee;” provided, however, if for any reason at least two of Moody’s, S&P and Fitch shall not have in effect a rating or if the rating system of Moody’s, S&P or Fitch shall change, then the pricing grid based on the Leverage Ratio shall apply. If the ratings established or deemed to have been established by Moody’s, S&P and Fitch shall fall within different Categories, the Applicable Rate shall be based on the highest of the ratings (unless one of the ratings is two or more Categories lower than one of the other ratings, in which case the Applicable Rate shall be determined by reference to the Category next below that of the highest of the three ratings). If the ratings established or deemed to have been established by Moody’s, S&P or Fitch shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. For purposes of the foregoing, (a) if sufficient information does not exist to calculate the Applicable Rate, or the Borrower has not delivered such information to the Administrative Agent in a timely manner,

Eurodollar Borrowings shall not be available to the Borrower and the Applicable Rate for ABR Loans shall be 1.00% per annum and for the commitment fee shall be .325% per annum; and (b) if the Leverage Ratio shall change upon delivery of any financial statements required under Section 5.01, such change in the Applicable Rate shall be effective as of the date on which any such financial statement is delivered, irrespective of whether it is in the middle of an Interest Period or when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 hereof or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

		Alternate
	LIBOR	Base Rate	Commitment
Debt Rating	Margin	Margin	Fee
Category 1:
BBB+/Baa1/BBB+	1.2500%	0.2500%	0.1750%

Category 2:
BBB/Baa2/BBB	1.5000%	0.5000%	0.2250%

Category 3:
BBB-/Baa3/BBB-	1.7500%	0.7500%	0.2750%

Category 4:
<BBB-/Baa3/BBB-	2.0000%	1.0000%	0.3250%
          “Approved Fund” has the meaning assigned to such term in Section 9.04.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
          “Available Cash” has the meaning assigned to such term in the Fourth Amended and Restated Agreement of Limited Partnership of the Parent dated as of September 20, 2010, with such amendments thereto as agreed to by the Required Lenders.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” means NRP (Operating) LLC, a Delaware limited liability company.
          “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect and (b) Swingline Loans.

          “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and made in a form substantially similar to the form attached hereto as Exhibit E attached hereto and incorporated herein by reference.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Change in Control” means the occurrence of any of the following events: (a) Corbin J. Robertson, Jr., WPP Group and/or one or more of their direct or indirect, wholly-owned subsidiaries cease to own and control more than 50% of the general partnership interests of the General Partner or otherwise cease to Control the General Partner; (b) the General Partner shall cease to own and control, of record and beneficially, directly, 100% of the general partner interests in the Parent; or (c) the Parent shall cease to own and control, of record and beneficially, 100% of the membership interests of the Borrower.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement provided, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued..
          “Class”, when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, as Revolving Loans.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $300,000,000.
          “Commitment Increase Agreement” has the meaning assigned to such term in Section 2.20.

          “Commitment Increase Notice” has the meaning assigned to such term in Section 2.20.
          “Communications” has the meaning assigned to such term in Section 9.01(c).
          “Consolidated EBITDDA” means, with respect to the Parent, the Borrower and its Subsidiaries (or, following a Parent Event, the Borrower and its Subsidiaries) for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Indebtedness hereunder), (c) depletion expense, (d) depreciation and amortization expense, (e) amortization of intangibles and organization costs, (f) any extraordinary non-cash expenses or losses and (g) any extraordinary, unusual or non-recurring cash income or gains to the extent not included in Consolidated Net Income, and minus, (i) to the extent included in the statement of such Consolidated Net Income for such period, any extraordinary, unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (ii) any cash payments made during such period in respect of non-cash expenses or losses and subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis. For purposes of calculating Consolidated EBITDDA of the Parent (or if a Parent Event has occurred, the Borrower) and its Subsidiaries for any period for the purposes of Section 6.17 and Section 6.18 of this Agreement, (i) the earnings before interest, taxes, depletion, depreciation and amortization calculated as set forth above of any Person or assets acquired by the Borrower or its Subsidiaries during such period shall be included on a pro forma basis for such period as if such acquisition, and the incurrence or assumption of any Indebtedness in connection therewith, had occurred on the first day of such period and based upon the financial statements and other information delivered to the Administrative Agent pursuant to Section 5.01 hereof, and (ii) the earnings before interest, taxes, depletion, depreciation and amortization calculated as set forth above of any Person or assets Disposed of by the Borrower or its Subsidiaries during such period shall be excluded, on a pro forma basis for such period as if such Disposition, and the payment of any Indebtedness in connection therewith, had occurred on the first day of such period and based upon the financial statements and other information delivered to the Administrative Agent pursuant to Section 5.01 hereof.
          “Consolidated Indebtedness” means the consolidated Indebtedness of the Parent, the Borrower and its Subsidiaries (or, following a Parent Event, the Borrower and its Subsidiaries).
          “Consolidated Interest Expense” means, for any period, the sum of aggregate interest expense and capitalized interest (including the interest portion of any Capital Lease Obligations) of the Parent, the Borrower and its Subsidiaries (or, following a Parent Event, the Borrower and its Subsidiaries) determined on a consolidated basis for such period.
          “Consolidated Lease Expense” means, for the relevant period, with respect to the Parent, the Borrower, and its Subsidiaries (or, following a Parent Event, the Borrower and its Subsidiaries) on a consolidated basis, the sum of all rentals in respect of all leases whereunder the Parent, the Borrower or any Subsidiary (or, following a Parent Event, the Borrower or any Subsidiary) is lessee, excluding Capital Lease Obligations to the extent such are included in Consolidated Interest Expense.
          “Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Parent, the Borrower and its Subsidiaries (or, following a Parent Event, the Borrower and its Subsidiaries), as applicable, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower, or is merged into or consolidated with the Borrower or any of its Subsidiaries, as applicable, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower, as applicable) in which the Borrower or any of its Subsidiaries, as applicable, has an ownership interest, except to the extent that any such income is actually received by the Borrower or any of its Subsidiaries, as applicable, in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of the Borrower, to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation or by any Law applicable to such Subsidiary.
          “Consolidated Net Tangible Assets” means, with respect to the Parent (or, following a Parent Event, the Borrower) as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of the Parent (or, following a Parent Event, the Borrower) and its consolidated Subsidiaries, less all assets that are considered to be intangible assets under GAAP.
          “Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Defaulting Lender” means, subject to Section 2.22(g), any Lender as reasonably determined by the Administrative Agent, that (a) has failed to (i) fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within three Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement, or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided, that any such Lender will cease to be a

Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent and the Borrower, or (d) has, or has had a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(g)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Lender.
          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.03, or previously disclosed in the Parent’s filings with the SEC or otherwise disclosed in writing to the Administrative Agent and Lenders.
          “Dispose” means with respect to any property, to sell, lease, engage in a sale and leaseback with respect thereto, assign, convey, transfer or otherwise dispose thereof. The terms “Disposed” and “Disposition” shall have a correlative meaning.
          “dollars” or “$” refers to lawful money of the United States of America.
          “EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the SEC in electronic format.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
          “Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or legally enforceable directives issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management or release of any Hazardous Material or to health (with respect to exposure to Hazardous Materials) and safety matters.
          “Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the exposure to any Hazardous Materials, (d) the release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to meet the minimum funding standards under Section 430 of the Code or Section 303 of ERISA with respect to a Plan (determined without regard to any waiver of funding provisions therein); (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on (or measured by) its net income and franchise taxes (including the Texas Margin Tax) imposed on it, in each case, by the United States of America (or any political subdivision thereof) or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) taxes imposed on the recipient as the result of any other present or former connection between such recipient and the jurisdiction imposing such tax (other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) (c) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign

Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a), and (e) any U.S. federal withholding taxes imposed under FATCA.
          “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor versions thereof that are substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letter” means, collectively, the letter agreement dated July 7, 2011, among the Borrower, Citigroup Global Markets, Inc. and Citibank, N.A., and the letter agreement dated July 28, 2011, among the Borrower, Wells Fargo Securities, LLC and Wells Fargo Bank, National Association, each such letter pertaining to certain fees and expenses payable by Borrower to such parties as set forth therein.
          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Parent or the Borrower as applicable.
          “Financial Statement Delivery Date” means the earlier of the date on which the financial statements of the Parent (or, if a Parent Event has occurred, the Borrower) are delivered or are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or Section 5.01(b), as the case may be.
          “Fitch” means Fitch Ratings global rating agency.
          “Foreign Lender” means any Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
          “General Partner” means NRP (GP) LP, a Delaware limited partnership and the sole general partner of the Parent.
          “Governmental Approval” means (i) any authorization, consent, approval, license, waiver, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, sanction or publication of, by or with; (ii) any notice to; (iii) any declaration of or with; or (iv) any registration by or with, or any other action by or on behalf of, any Governmental Authority.

          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guarantor” means each Material Subsidiary of the Borrower in existence on the Effective Date and each Person who becomes a Material Subsidiary of the Borrower after the Effective Date.
          “Guaranty Agreement” means any guaranty agreement executed by a Guarantor in favor of the Administrative Agent and the Lenders and in the form attached hereto as Exhibit D, together with all extensions, renewals, amendments, substitutions and replacements thereof or thereto.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Information Memorandum” means the Confidential Information Memorandum dated July, 2011 relating to the Borrower and the Transactions.

          “Interest Coverage Ratio” means, at any date, the ratio of (i) Consolidated EBITDDA to (ii) (a) Consolidated Interest Expense, plus (b) Consolidated Lease Expense, in each case for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which financial information is available.
          “Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.
          “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
          “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or, if available by all Lenders, nine months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Investment Grade Rating” means the achievement by Borrower at the same time of any two of the following public debt ratings: at least (i) BBB- from S&P, (ii) Baa3 from Moody’s or (iii) BBB- from Fitch.
          “Issuing Bank” means any of the Lenders selected by the Borrower, and agreed to by such Lender in its discretion, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “Joint Venture” means any Person, other than an individual, the Borrower or a Wholly Owned Subsidiary of the Borrower, in which the Borrower or a Subsidiary of the Borrower holds or acquires no more than 50% of such Person’s Equity Interests (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership) excluding warrants, options or unexercised rights to acquire or purchase an Equity Interest.
          “Joint Lead Arrangers and Joint Bookrunners” means Citigroup Global Markets, Inc. and Wells Fargo Securities, in their capacity as Joint Lead Arrangers and Joint Bookrunners hereunder.
          “Law” means all laws, statutes, treaties, ordinances, codes, acts, rules, regulations, Government Approvals and orders of all Governmental Authorities, whether now or hereafter in effect.

          “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower or converted into a Revolving Loan pursuant to Section 2.06(e) at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “Lease” means any lease, mineral lease, mining agreement or other agreement to which the Borrower or any Subsidiary is a party and pursuant to which one Person transfers or grants to another Person the right to extract, mine or otherwise remove coal.
          “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement, as they may be extended or otherwise modified by the Issuing Bank from time to time.
          “Letter of Credit Collateral Account” shall have the meaning set forth in Section 2.06(k).
          “Leverage Ratio” means, at any date, the ratio of (i) Consolidated Indebtedness at such date to (ii) Consolidated EBITDDA for the four consecutive fiscal quarters most recently ended on or prior to such date for which financial information is available.
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page at approximately 11:00 a.m., London, England time, on the second full London Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two London Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. Notwithstanding the foregoing, for purposes of clause (b) of the definition of Alternate Base Rate, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second London Business Day preceding the date of determination).
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          “Loan Documents” means this Agreement, the Guaranty Agreements, any promissory notes executed in connection herewith, the Letters of Credit (and any applications therefor and reimbursement agreements relating thereto), the Fee Letter and any other agreements and documents executed and delivered in connection with this Agreement.
          “Loan Party” and “Loan Parties” means, singularly and collectively, the Borrower and each Guarantor.
          “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Parent, the Borrower and its Subsidiaries (or, if a Parent Event has occurred, the Borrower and its Subsidiaries) taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.
          “Material Contract” means any individual Lease or, collectively, group of Leases, from the Borrower or any of its Subsidiaries to a single operator or such operator’s Affiliates which either (i) accounted for twenty percent (20%) or more of the gross revenues of the Borrower and its Subsidiaries for the previous fiscal year, or (ii) is projected to account for twenty percent (20%) or more of the gross revenues of the Borrower and its Subsidiaries for the current fiscal year.
          “Material Indebtedness” means (i) Indebtedness (other than the Loans and Letters of Credit), and (ii) obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Material Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Material Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Material Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Material Subsidiary” means, as of a determination date, any Subsidiary (other than a Joint Venture) whose (a) EBITDA for the immediately preceding fiscal quarter as determined in accordance with GAAP, or (b) book value of total assets as established in accordance with GAAP, is equal to or greater than 5% of the Borrower’s (i) consolidated EBITDA for the immediately preceding fiscal quarter as determined in accordance with GAAP or (ii) consolidated book value of total assets as established in accordance with GAAP, respectively, in each case as reflected in the financial statements covering such immediately preceding fiscal quarter and delivered to the Administrative Agent and the Lenders pursuant to the terms hereof. The Material Subsidiaries as of the Effective Date are set forth on Schedule 3.14.
          “Maturity Date” means August 9, 2016.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “New Lender” has the meaning assigned to such term in Section 2.20.
          “New Lender Agreement” has the meaning assigned to such term in Section 2.20.

          “Note Purchase Agreements” means those certain Note Purchase Agreements dated as of June 19, 2003 among the Borrower and the Purchasers listed therein, as amended by that certain First Amendment to Note Purchase Agreements dated July 18, 2005 and that certain Second Amendment to Note Purchase Agreement dated as of March 28, 2007, and as supplemented by that certain First Supplement to Note Purchase Agreements dated July 19, 2005, that certain Second Supplement to Note Purchase Agreements dated March 28, 2007, that certain Third Supplement to Note Purchase Agreements dated as of March 25, 2009 and that certain Fourth Supplement to Note Purchase Agreements dated as of April 20, 2011.
          “Omnibus Agreement” means that certain First Amended and Restated Omnibus Agreement, dated April 22, 2009, by and among the General Partner, the Parent, the Borrower, GP Natural Resource Partners LLC, WPP Group and Robertson Coal Management LLC, which provides, among other things, certain non-competition provisions and indemnities for environmental and tax liabilities.
          “Original Credit Agreement” means that certain Amended and Restated Credit Agreement by and among Borrower, the several lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, Citigroup Global Markets, Inc. and Wachovia Capital Markets, LLC, as Joint Lead Arrangers and Joint Bookrunners, Wachovia Bank, National Association, as Syndication Agent, and the other agents party thereto, dated March 28, 2007, as amended.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
          “Parent” means Natural Resource Partners L.P.
          “Parent Event” means the occurrence of any of the following events: (i) the Parent has any subsidiary, joint venture or other investment other than the Borrower, (ii) the Borrower is not wholly owned by the Parent, (iii) the Parent’s financials are no longer filed with the SEC, or (iv) the Parent has any Indebtedness to, or Guarantees any Indebtedness of, any Person other than the Borrower or a Subsidiary.
          “Participant” has the meaning assigned to such term in Section 9.04.
          “Participant Register” has the meaning assigned to such term in Section 9.04.
          “Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Parent dated as of September 20, 2010, as amended, amended and restated or otherwise modified from time to time.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Encumbrances” means:
     (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any of its Subsidiaries;
     (g) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;
     (h) licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries;
     (i) the lien reserved in leases for rent and for compliance with the terms of the lease in the case of leasehold estates;
     (j) any Lien in favor of any Governmental Authority to secure partial, progress, advance or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control or similar revenue bonds;
     (k) any easements, exceptions or reservations in any property or assets granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal, timber or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment which are incidental to, and do not materially interfere with, the ordinary conduct of the Borrower’s and its Subsidiaries’ business; and
     (l) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution.
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness except as otherwise permitted above.
          “Permitted Investments” means:

     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper, asset-backed securities, auction rate securities or similar instruments maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-2 from S&P or P-2 from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
     (e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;
     (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and
     (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition, except that with respect to the maturities of the assets included in such funds the requirements of clauses (a) through (f) shall not be applied to the individual assets included in such funds but to the weighted-average maturity of all assets included in such funds.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Platform” has the meaning assigned to such term in Section 9.01(c).
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Prior Credit Documents” means the Original Credit Agreement, together with the promissory notes made by Borrower thereunder and any and all other documents and instruments executed in connection therewith.

          “Prior Indebtedness” means all Indebtedness outstanding under the Prior Credit Documents on the date hereof.
          “Quarterly Distributions” means the distributions by the Parent of Available Cash.
          “Re-Allocation Date” has the meaning assigned to such term in Section 2.20.
          “Register” has the meaning assigned to such term in Section 9.04.
          “Regulation D” means Regulation D of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
          “Regulation T” means Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
          “Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
          “Regulation X” means Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures representing more than 50% of the sum of the total Revolving Credit Exposures or, if at such time no Lenders have Revolving Credit Exposure, Lenders having unused Commitments representing more than 50% of the unused Commitments at such time.
          “Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. §9601(25), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate, or in any other way address any Hazardous Material in the environment; (ii) prevent the release of any Hazardous Material; or (iii) perform studies and investigations in connection with clause (i) or (ii) above.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.
          “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and Swingline Exposure at such time.
          “Revolving Loan” means a Loan made pursuant to Section 2.03.
          “S&P” means Standard & Poor’s.

          “SEC” means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).
          “Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, taking into account the possibility of refinancing such debt or selling such assets, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “subsidiary(ies)” means, singularly and collectively, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any subsidiary of the Borrower.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

          “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
          “Swingline Lender” means Citibank, N.A., in its capacity as lender of Swingline Loans hereunder.
          “Swingline Loan” means a Loan made pursuant to Section 2.21.
          “Swingline Participation Amount” has the meaning assigned to such term in Section 2.21(c).
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Total Commitment” means an amount equal to the sum of the Lenders’ Commitments.
          “Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
          “Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
          “U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e).
          “Wholly Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly Owned Subsidiaries.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          “WPP Group” means, collectively, Western Pocahontas Properties Limited Partnership, a Delaware limited partnership, Great Northern Properties Limited Partnership, a Delaware limited partnership, and New Gauley Coal Corporation, a West Virginia corporation.
          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in a manner satisfactory to the Borrower and the Required Lenders.
ARTICLE II
The Credits
          SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and re-borrow Revolving Loans.
          SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

          (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $1,000 and not less than $100,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurodollar Revolving Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone and promptly confirm thereafter in writing pursuant to a Notice of Borrowing (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04. Intentionally Deleted.

          SECTION 2.05. Intentionally Deleted.
          SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or for the account of any other Person, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, however, that any Letter of Credit with a one year term may provide for the renewal thereof for additional one year periods which shall in no event extend beyond the date that is five Business Days prior to the Maturity Date unless cash collateral, as set forth in Section 2.06(k) below shall have been granted to the Issuing Bank as security for the Indebtedness under the Loan Documents no later than five Business Days prior to the Maturity Date, in which case such cash collateralized Letter of Credit shall not have an expiration date later than one year after the Maturity Date.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt of a notice from Borrower requesting the issuance of a Letter of Credit in accordance with Section 2.06(b), the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s participation in such Letter of Credit.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York

City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h), (i) or (j) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Funds held in such account shall be invested in money market funds of the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in such account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
          (k) In the event any Letters of Credit shall be outstanding according to their terms after the Maturity Date, the Borrower shall pay to the Administrative Agent, no later than the date that is five Business Days prior to the Maturity Date, an amount equal to the undrawn amount of such Letters of Credit to be held in a special interest bearing cash collateral account pledged to the Administrative Agent (the “Letter of Credit Collateral Account”). The Borrower and the Administrative Agent shall establish the Letter of Credit Collateral Account and the Borrower shall execute all documents and agreements, including the Administrative Agent’s standard form of assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish the Letter of Credit Collateral Account and grant the Administrative Agent, for the benefit of the Lenders, a first priority security interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Letter of Credit Collateral Account, whenever established, in all funds held in the Letter of Credit Collateral Account from time to time, and in all proceeds thereof as security for the payment of all Indebtedness existing under the Loan Documents. Funds held in the Letter of Credit Collateral Account shall be held as cash collateral for obligations described in this Section 2.06 and all other Indebtedness under the Loan Documents and promptly applied by the Administrative Agent at the request of the Issuing Bank to any reimbursement or other obligations under Letters of Credit that exist or occur in the future during such time as the Borrower has any outstanding obligations to the Issuing Bank. To the extent that any surplus funds are held in the Letters of Credit Collateral Account above the undrawn amount of any outstanding Letters of Credit, during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Letter of Credit Collateral Account as cash collateral or (B) apply such surplus funds to satisfy any outstanding Indebtedness under the Loan Documents. If no Default exists, the Administrative Agent shall release to the Borrower at the Borrower’s written request any funds held in the Letter of Credit Collateral Account above the amount required by this Section. Funds held in the Letter of Credit Collateral Account shall be invested in money market funds of the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.
          SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by

12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”. If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
          (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Commitments.
          (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent and such Commitments shall not be reinstated. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
          SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the earlier of the Maturity Date and the date of termination of the Commitments and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earliest of the Maturity Date, the date of termination of the Commitments and thirty (30) days after such Swingline Loan is made; provided that on each date that a Borrowing of a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, to such payee and its registered assigns).
          SECTION 2.11. Prepayment of Loans . (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing (including any Borrowing under a Swingline Loan) in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that each such prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.
          (b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, two Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

          SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender to the extent set forth in Section 2.22) a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (other than a Defaulting Lender to the extent set forth in Section 2.22) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to un-reimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of one eighth of one percent (0.125%) per annum, on the average daily amount of the LC Exposure (excluding any portion thereof attributable to un-reimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
          (d) The Borrower agrees to pay to the Joint Bookrunners and Joint Lead Arrangers, for their own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Joint Lead Arrangers and Joint Bookrunners.
          (e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders or to the Joint Lead Arrangers and Joint Bookrunners, as applicable. Fees paid shall not be refundable under any circumstances.

          SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          (f) The Loans comprising Swingline Loans shall bear interest at the LIBO Rate plus the Eurodollar Margin.
          SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
          SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

          SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
          (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except to the extent such sums are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank or such Lender, as applicable. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. Neither the Administrative Agent, the Issuing Bank nor any Lender shall be entitled to receive any payment with respect to Indemnified Taxes that are incurred or accrued more than 180 days prior to the date such party gives notice and demand with respect thereto to the Borrower.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     (i) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
          (A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
          (B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed originals of IRS Form W-8ECI;

(3)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)	to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
          (C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
          (D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

     Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
          (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          (g) Each Lender and the Issuing Bank shall use its commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its applicable lending office or change the jurisdiction of its applicable lending office, as the case may be, so as to avoid the imposition of any Indemnified Taxes or Other Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.17; provided that no such selection or change of the jurisdiction for its applicable lending office shall be made if, in the sole judgment of such Lender or the Issuing Bank, as applicable, such selection or change would be materially disadvantageous to such Lender or the Issuing Bank, as applicable.
          (h) If the Administrative Agent or any Lender or Issuing Bank becomes entitled to receive payment of Indemnified Taxes, Other Taxes or additional sums pursuant to this Section 2.17, it shall give notice and demand thereof to the Borrower, and the Borrower (unless the Administrative Agent, Lender or Issuing Bank shall withdraw such notice and demand or the Borrower is not obligated to pay such amounts) shall pay such Indemnified Taxes, Other Taxes or additional sums within 10 days after the Borrower’s receipt of such notice and demand.
          SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1615 Brett Road, OPS 3, New Castle, Delaware 19720, Attention: Lynn Baronsky (lynn.baronsky@citi.com), except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, un-reimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and un-reimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and un-reimbursed LC Disbursements then due to such parties.
          (c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If (i) any Lender requests compensation under Section 2.15, or (ii) if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any un-reimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     SECTION 2.20. Increase of Commitments(a) . (a) So long as no Default or Event of Default or Material Adverse Effect shall have occurred and be continuing on the date of increase, the Borrower may at any time and from time to time, but in no event more than two (2) times in any fiscal year, request an increase of the aggregate Commitments by notice under Section 2.20(a) or (b) to the Administrative Agent in writing of the amount of such proposed increase (such notice, a “Commitment Increase Notice”); provided, however, that (i) each such increase shall be at least $25,000,000, (ii) the cumulative increase in Commitments pursuant to this Section 2.20 shall not exceed $200,000,000, (iii) the Commitment of any Lender may not be increased without such Lender’s consent, and (iv) the aggregate amount of the Lenders’ Commitments shall not exceed $500,000,000 without the approval of the Required Lenders. If the Borrower elects to increase the aggregate Commitments by increasing the Commitment of a Lender, the Borrower, the Administrative Agent and such Lender shall execute an agreement (a “Commitment Increase Agreement”), in substantially the form attached hereto as Exhibit B, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and the definition of Commitment in Section 1.01 and Schedule 2.01 hereof shall be deemed to be amended to reflect such increase. No Lender shall have any obligation whatsoever to agree to increase its Commitment. Each Commitment Increase Agreement shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other increasing Lenders.
     (b) The Borrower may, in its sole discretion, but with the consent of the Administrative Agent as to any Person that is not at such time a Lender (which consent shall not be unreasonably withheld or delayed), offer to one or more additional banks or financial institutions the opportunity to participate in all or a portion of the increased Commitments pursuant to paragraph (c) below by notifying the Administrative Agent with a Commitment Increase Notice. Promptly and in any event within five (5) Business Days after receipt of a Commitment Increase Notice from the Borrower of its desire to offer to the additional banks or to financial institutions identified therein or such additional banks or financial institutions identified by the Administrative Agent and approved by the Borrower, the Administrative Agent shall notify such proposed lenders of the opportunity to participate in all or a portion of the increased Commitments.
          (c) Any additional bank or financial institution that the Borrower selects to offer participation in the increased Commitments shall execute and deliver to the Administrative Agent a New Lender Agreement (a “New Lender Agreement”), in substantially the form attached hereto as Exhibit C, setting forth its Commitment, and upon the effectiveness of such New Lender Agreement such bank or financial institution (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and the signature pages hereof shall be deemed to be amended to add the name of such New Lender and the definition of Commitment in Section 1.01 and Schedule 2.01 hereof shall be deemed amended to increase the aggregate Commitments of the Lenders by the Commitment of such New Lender, provided that the Commitment of any New Lender shall be an amount not less than $5,000,000. Each New Lender Agreement shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other New Lenders.
          (d) The effectiveness of any New Lender Agreement or Commitment Increase Agreement shall be contingent upon receipt by the Administrative Agent of such corporate resolutions of the Borrower and legal opinions of counsel to the Borrower as the Administrative Agent shall reasonably request with respect thereto, in each case in form and substance reasonably satisfactory to the Administrative Agent. Once a New Lender Agreement or Commitment Increase Agreement becomes effective, the Administrative Agent shall reflect the increases in the Commitments effected by such agreements by appropriate entries in the Register.
          (e) If any bank or financial institution becomes a New Lender pursuant to Section 2.20(c) or any Lender’s Commitment is increased pursuant to Section 2.20(a), additional Revolving Loans made on or after, participations in Letters of Credit issued on or after, and participations in Swingline Loans made on or after, the effectiveness thereof (the “Re-Allocation Date”) shall be made pro rata based on their respective Commitments in effect on or after such Re-Allocation Date (except to the extent that any such pro rata Loans or participations in Letters of Credit or Swingline Loans, as the case may be, would result in any Lender exceeding its Commitment, in which case such excess amount will be allocated to, and made by, such New Lender and/or Lenders with such increased Commitments to the extent of, and pro rata based on, their respective Commitments), and continuations of Loans outstanding on such Re-Allocation Date shall be effected by repayment of such Loans on the last day of the Interest Period applicable thereto or, in the case of ABR Loan, on the date of such increase, and the making of new Loans of the same Type pro rata based on the respective Commitments in effect on and after such Re-Allocation Date.
          (f) If on any Re-Allocation Date there is an unpaid principal amount of Eurodollar Loans, such Eurodollar Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Eurodollar Loans will be paid thereon to the respective Lenders holding such Eurodollar Loans pro rata based on the respective principal amounts thereof outstanding.
          SECTION 2.21. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower on any Business Day during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii)

the sum of the total Revolving Credit Exposure exceeding the Total Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
          (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m. (Houston time), on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of a drawing under a Letter of Credit as provided in Section 2.06(e), by remittance to the Issuing Bank) by 2:00 p.m. (Houston time) on the requested date of such Swingline Loan.
          (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 9:00 a.m. (Houston time) on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lender will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans (the “Swingline Participation Amount”). Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
          SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

     (a) No Defaulting Lender shall be entitled to receive any commitment fee under Section 2.12(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender);
     (b) The Commitment and Revolving Credit Exposure of the Defaulting Lender will not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), except that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects the Defaulting Lender differently than other affected Lenders will require the consent of the Defaulting Lender;
     (c) If any Swingline Exposure or any LC Exposure exists at the time a Lender is a Defaulting Lender, then
          (i) all or any part of such Defaulting Lender’s Swingline Participation Amount and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;
          (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within five Business Days following notice by the Administrative Agent given no later than 12:00 Noon, New York City time (x) first, prepay the Swingline Participation Amount of the Defaulting Lender to the Swingline Lender and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
          (iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.22(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b)(i) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized; if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.22(c)(i), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b)(i) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages with the balance of such fee, if any, being retained by the Borrower for its own account or, to the extent any LC Exposure shall then be outstanding, being payable to the Issuing Bank for its own account to the extent such fee relates to the amount of such LC Exposure or, to the extent any Swingline Participation Amount shall then be outstanding, being payable to the Swingline Lender for its own account to the extent such fee relates to the amount of such Swingline Participation Amount; or

          (iv) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.22(c), then, without prejudice to any rights or remedies of any Issuing Bank or Lender hereunder, the fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) pursuant to Section 2.12(b)(i) shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.
     (d) So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that the participations therein will be fully allocated among non-Defaulting Lenders in a manner consistent with clause (c)(i) above and the Defaulting Lender shall not participate therein and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in the L/C Obligations related to any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the non-Defaulting Lenders in a manner consistent with clause (c)(i) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully cash collateralized in accordance with Section 2.22(c)(ii).
     (e) Any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(c) but excluding Section 2.19(b)) will, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to each Issuing Bank and the Swingline Lender hereunder, (iii) third, to cash collateralize any participating interest in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, (iv) fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.22(c)(ii), (vi) sixth, pro rata, to the payment of any amounts then owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied and waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with their Applicable Percentages without giving effect to Section 2.22(c)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

     (f) If any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to be replaced in accordance with Section 2.19(b).
     (g) In the event that the Administrative Agent, the Borrower, each Issuing Bank and the Swingline Lender each agrees in writing that a Defaulting Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of the Loans of the other Lenders (other than Swingline Loans) or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(c)(i), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III
Representations and Warranties
          The Borrower represents and warrants to the Lenders that:
          SECTION 3.01. Organization; Powers. Each Loan Party and each general partner or managing member of each Loan Party is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.02. Authorization; Enforceability . The Transactions are within each Loan Party’s corporate, partnership or limited liability company powers and have been duly authorized by all necessary corporate, partnership or limited liability company action. This Agreement and each Loan Document have been duly executed and delivered by the Loan Parties thereto and constitute legal, valid and binding obligations of such Loan Parties thereto, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03. No Undisclosed Liabilities. The Loan Parties have no material liabilities or obligations of any nature except for (i) liabilities or obligations reflected or reserved against in the financial statements described in Section 3.05 below or in the financial statements most recently delivered by the Parent (or, if a Parent Event has occurred, the Borrower) pursuant to Section 5.01, as applicable, (ii) current liabilities incurred in the ordinary course of business since the date of such financial statements, (iii) liabilities or obligations that are not required to be included in financial statements prepared in accordance with GAAP, and (iv) those set forth in Schedule 3.03 attached to this Agreement or previously disclosed in the Parent’s filings with the SEC or otherwise disclosed in writing to the Administrative Agent and the Lenders.

          SECTION 3.04. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Loan Party.
          SECTION 3.05. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders the Parent’s consolidated balance sheet and statements of income and cash flows (i) as of and for the fiscal year ended 2010, reported on by Ernst & Young L.L.P., independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2011, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
          (b) Since December 31, 2010, no event has occurred that could reasonably expected to have a Material Adverse Effect.
          SECTION 3.06. Properties. (a) Each Loan Party has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for such defects in title that would not reasonably be expected to have a Material Adverse Effect.
          (b) Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Loan Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.07. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Loan Party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
          (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
          (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
          SECTION 3.08. Compliance with Laws and Agreements. Each Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
          SECTION 3.09. Investment Company Status. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.10. Taxes. Each Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.11. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that would reasonably be expected to have a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that would reasonably be expected to have a Material Adverse Effect.
          SECTION 3.12. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
          SECTION 3.13. Labor Matters. There are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters to the extent that such violation could reasonably be expected to have a Material Adverse Effect.
          SECTION 3.14. Subsidiaries. Schedule 3.14 (i) lists, for each Subsidiary of the Borrower as of the date hereof, its full legal name, its jurisdiction of organization, the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such shares or Equity Interests. As of the date hereof, Parent is the sole member of the Borrower and the Borrower is the sole Subsidiary of the Parent, and (ii) contains a complete list of all of Borrower’s Material Subsidiaries.

          SECTION 3.15. Margin Stock. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Board), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulation T, U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulation T, U or X.
          SECTION 3.16. Licenses and Permits. Each Loan Party possesses all licenses, permits, authorizations, registrations, approvals and similar rights necessary under Law for such Person to conduct its operations as now being conducted, each of such licenses, permits, authorizations, registrations, approvals and similar rights is valid and subsisting, in full force and effect and enforceable by such Person, and such Person is in compliance with all terms, conditions or other provisions of such permits, authorizations, registrations, approvals and similar rights except where, in each case, such failure to possess, such invalidity, or such noncompliance would not reasonably be expected to have a Material Adverse Effect.
          SECTION 3.17. Reserved.
          SECTION 3.18. Intentionally Deleted.
          SECTION 3.19. Senior Debt Status. As of the Effective Date, all Indebtedness outstanding under the Loan Documents constitutes senior Indebtedness of the Borrower and ranks at least pari passu in priority of payment with all other Indebtedness owed by the Borrower, except Indebtedness of the Borrower which may be secured by Permitted Encumbrances permitted pursuant to Section 6.02.
          SECTION 3.20. Leases. Each Lease to which any Loan Party is a party is in full force and effect and there is no default thereunder and no event has occurred or is occurring which after notice or lapse of time or both will result in such default, except for defaults which could not reasonably be expected to have a Material Adverse Effect. Each lessee under the Leases is paying royalties currently due under its respective Lease directly to Borrower or its Subsidiaries and, with the exception of payment of the minimum royalties required thereunder, lessee has not prepaid any sums payable by any lessee under any of the Leases, except to the extent such non-payment or prepayment could not reasonably be expected to have a Material Adverse Effect. There is no consent or approval required under any Lease with respect to this Agreement or the consummation of the Transactions which has not been obtained.
          SECTION 3.21. Solvency. After giving effect to the Loans and the terms of this Agreement, the Borrower is, and will be, individually and together with (i) its Subsidiaries, and (ii) prior to the occurrence of a Parent Event, the Parent, Solvent.
          SECTION 3.22. Foreign Assets Control Regulation. Borrower’s use of the proceeds of the Loans will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
          SECTION 3.23. Representations Regarding the Parent. Prior to the occurrence of a Parent Event (i) the Parent has not amended its charter or by-laws or other constituent documents in any manner that would materially and adversely affect the rights of the Lenders under this Agreement or their ability to enforce the same; (ii) the Parent has not changed the end of its fiscal year to a date other than December 31; (iii) the Parent has not engaged in any business that a master limited partnership would not be entitled to engage in pursuant to applicable Law; (iv) the Parent has not made any changes to the Omnibus Agreement that the Borrower and its Subsidiaries would be prohibited from making pursuant to

Section 6.15 of this Agreement; and (v) the Parent has kept proper books of record and account in which full, true and correct entries have been made of all dealings and transactions in relation to its business and activities.
ARTICLE IV
Conditions
          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement, a Guaranty Agreement executed by each of the Guarantors and all other documents required by Lender in connection with this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other documents required by Lender in connection with this Agreement.
          (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Vinson Elkins LLP, counsel for the Borrower, relating to the Parent, the Borrower and its Subsidiaries, this Agreement or the Transactions and any other matters as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
          (c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of the general counsel of the Borrower, relating to the Parent, the Borrower and its Subsidiaries, this Agreement or the Transactions and any other matters as the Required Lenders shall reasonably request.
          (d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, Parent and the General Partner, the authorization of the Transactions and any other legal matters relating to the Borrower, Parent and the General Partner, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
          (e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
          (f) The Administrative Agent and the Joint Lead Arrangers and Joint Bookrunners shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.
          (g) The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Parent and its Subsidiaries for the period ended December 31, 2010 and (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) immediately above as to which such financial statements are available.

          (h) No event shall have occurred since December 31, 2010 with respect to the Parent, the Borrower and its Subsidiaries, taken as a whole, which has had, or could reasonably be expected to have, a Material Adverse Effect.
     The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on August 30, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
          SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
          (a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representation or warranty is stated to relate to an earlier date in which case such representation and warranty will be true and correct on and as of such earlier date.
          (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Affirmative Covenants
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
          SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
          (a) within 90 days after the end of each fiscal year of the Parent (or, if a Parent Event has occurred, the Borrower), on EDGAR (or (i) upon the request of any Lender, the Borrower shall provide a copy of such statement or report described below to any Lender that does not have access to EDGAR, or (ii) if a Parent Event has occurred or such statement or report is no longer available on EDGAR for any reason, a copy of such statement or report described below to each Lender and the Administrative Agent), the Parent’s (or, if a Parent Event has occurred, the Borrower’s) audited consolidated balance sheet and related statements of operations, partners’ capital and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young L.L.P. or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent, the Borrower and its consolidated Subsidiaries (or, if a Parent Event has occurred, the Borrower and its consolidated Subsidiaries) on a consolidated basis in accordance with GAAP consistently applied;
          (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent on EDGAR (or (i) upon the request of any Lender, the Borrower shall provide a copy of such statement or report described below to any Lender that does not have access to EDGAR, or (ii) if a Parent Event has occurred or such statement or report is no longer available on EDGAR for any reason, a copy of such statement or report described below to each Lender and the Administrative Agent), the Parent’s (or, if a Parent Event has occurred, the Borrower’s) consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Parent’s (or, if a Parent Event has occurred, the Borrower’s) Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent, the Borrower and its consolidated Subsidiaries (or, if a Parent Event has occurred, the Borrower and its consolidated Subsidiaries) on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
          (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.17 and Section 6.18, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the last audited financial statements delivered pursuant to Section 5.01(a) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
          (d) promptly after the same become publicly available, on EDGAR (or (i) upon the request of any Lender, the Borrower shall provide a copy of such statement or report described below to any Lender that does not have access to EDGAR, or (ii) if a Parent Event has occurred or such statement or report is no longer available on EDGAR for any reason, a copy of such statement or report described below to each Lender and the Administrative Agent) copies of all periodic and other reports, proxy statements and other materials filed by the Parent, the Borrower or any Subsidiary with the SEC, or with any national securities exchange, as the case may be; and
          (e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent, the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
          SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
          (a) the occurrence of any Default of which Borrower has, or could reasonably be expected to have, knowledge;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent, the Borrower or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent, the Borrower and its Subsidiaries in an aggregate amount that could reasonably be expected to have a Material Adverse Effect; and
          (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except where the failure to do so in each case could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
          SECTION 5.04. Payment of Obligations. The Borrower will cause each of its Subsidiaries to, pay its obligations before the same shall become delinquent or in default, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition in accordance with industry practice, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
          SECTION 5.06. Books and Records; Inspection Rights . The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and subject to applicable safety rules and regulations, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
          SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only (i) to refinance amounts outstanding under the Original Credit Agreement; (ii) to pay the fees, expenses and other transaction costs of the Transactions contemplated hereby, (iii) to fund working capital needs, (iv) to fund acquisitions permitted hereunder, together with related expenses, and engage in other transactions permitted hereby, (v) to provide funding in connection with capital expenditures, (vi) to make Restricted Payments permitted hereunder and (vii) for general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the working capital needs and general corporate obligations of the Borrower and its Subsidiaries relating to their respective lines of business.
          SECTION 5.09. Compliance with ERISA. In addition to and without limiting the generality of Section 5.07, the Borrower shall, and shall cause its Subsidiaries to, (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans (as defined in ERISA), (b) not take any action or fail to take action the result of which could be (i) a liability to the PBGC or (ii) a past due liability to any Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or any tax under the Code, and (d) operate each employee benefit plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code, except to the extent, in each of (a), (b), (c) and (d), where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Borrower shall, and shall cause its Subsidiaries to, furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any employee benefit plan sponsored, maintained or contributed to by any of said Persons and/or the Parent, as may be reasonably requested by the Administrative Agent.
          SECTION 5.10. Intentionally Deleted
          SECTION 5.11. Compliance with Environmental Laws; Environmental Reports. (i) In addition to and without limiting the generality of Section 5.07, the Borrower shall, and shall cause its Subsidiaries to, (i) comply in all material respects with all Environmental Laws applicable to its operations and real property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (ii) obtain and renew all material Governmental Approvals required under Environmental Laws applicable to its operations and real property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and (iii) conduct any Response legally required by Borrower or any of its Subsidiaries in accordance with applicable Environmental Laws except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          SECTION 5.12. Further Assurances. The Borrower will, and will cause its Subsidiaries to, at its own cost and expense, to promptly (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments the Administrative Agent may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.
          SECTION 5.13. Reserved.
          SECTION 5.14. Leases; Material Contracts. The Borrower will perform and observe, or cause to be performed and observed, all of the covenants and conditions required to be performed by it or any of its Subsidiaries under each Lease, except where such failure could not reasonably be expected to have a Material Adverse Effect. The Borrower will promptly notify the Administrative Agent in writing of the receipt by the Borrower or any Subsidiary of any notice from any third party to the Borrower or any Subsidiary of any material default under, or the termination of, any Material Contract pursuant to the provisions of such Material Contract, and will promptly cause a copy of each such notice received by the Borrower or any Subsidiary from any third party to be delivered to the Administrative Agent.
          SECTION 5.15. RESERVED.
          SECTION 5.16. Guaranties. Immediately upon the formation or acquisition of any entity which meets the definition of a Guarantor, or upon a Subsidiary becoming a Material Subsidiary, such Guarantor shall execute and deliver to the Administrative Agent for the benefit of the Lenders a Guaranty Agreement substantially in the form of Exhibit “D” attached hereto; provided however that upon satisfaction by the Borrower of the conditions set forth in Section 9.17 hereof, the provisions of this Section 5.16 shall no longer be applicable.
ARTICLE VI
Negative Covenants
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
          SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary that is a Guarantor to, create, incur, assume or permit to exist any Indebtedness, except:
          (a) Indebtedness created hereunder;
          (b) unsecured Indebtedness of the Borrower so long as the incurrence or maintenance of such Indebtedness does not cause a Default or an Event of Default under any other provision of this Agreement;
          (c) Indebtedness existing on the date hereof and set forth in Schedule 6.01, and any extensions, refinancing, renewals or replacements of any such Indebtedness; provided that such Indebtedness is not increased in connection therewith except for increases in an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal, refinancing, or replacement and in an amount equal to any existing commitments unutilized thereunder, and is not secured by any additional assets;
          (d) purchase money Indebtedness (including Capital Lease Obligations) of the Borrower or any of its Subsidiaries representing the portion of the purchase price of any office equipment, data processing equipment (including, without limitation, computer and computer peripheral equipment), trucks, tractors, trailers and other transportation equipment which may be secured by Liens permitted under Section 6.02; provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $25,000,000 at any time outstanding;
          (e) any Indebtedness incurred or assumed in connection with any transaction or acquisition permitted by Section 6.19 hereof;

          (f) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;
          (g) Guarantees by the Borrower or any Guarantor of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;
          (h) Indebtedness consisting of surety bonds that the Borrower or any Subsidiary is required to obtain in order to comply with applicable Law or the requirements of any Governmental Authority;
          (i) Indebtedness in respect of Swap Agreements incurred in the ordinary course of business and consistent with prudent business practice and not for speculative purposes;
          (j) Investments permitted under Section 6.04 that would constitute Indebtedness.
          SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary that is a Guarantor to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
          (a) Permitted Encumbrances;
          (b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and any extensions, renewals and replacements thereof;
          (c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any extensions, renewals and replacements thereof;
          (d) Liens securing the Indebtedness permitted by clause (d) of Section 6.01 and placed on the property described therein contemporaneously with the purchase thereof or within 90 days thereafter, by the Borrower or any of its Subsidiaries to secure all or a portion of the purchase price thereof; provided that such Lien shall not extend to any other property or assets of the Borrower or its Subsidiaries;
          (e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;
          (f) any interest or title of a lessor under any lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased, and any interest of a landowner in the case of easements entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the property subject to the easement;
          (g) Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all its Subsidiaries) at any one time, (i) if the Borrower has not achieved an Investment Grade Rating, $25,000,000 or, (ii) if the Borrower has achieved an Investment Grade Rating, 10% of Consolidated Net Tangible Assets;
          (h) any Lien created or assumed by the Borrower or any Subsidiary in connection with the issuance of Indebtedness, the interest on which is excludable from gross income of the holder of such Indebtedness pursuant to the Code, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by the Borrower or its Subsidiaries;
          (i) Liens on any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or asset otherwise permitted under this Section;
          (j) any Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Indebtedness is not increased except for increases in an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal, refinancing, or replacement and in an amount equal to any existing commitments unutilized thereunder, and is not secured by any additional assets; and
          (k) Liens securing Indebtedness permitted by Section 6.01(e); provided that the Indebtedness secured thereby does not exceed 100% of the fair market value of the assets or Equity Interests acquired in such transaction or acquisition.
          SECTION 6.03. Fundamental Changes. Neither the Borrower nor any Subsidiary that is a Guarantor will merge or consolidate with or into any other Person nor shall any Subsidiary that is a Guarantor liquidate or dissolve, except that if before and after giving effect to such merger or consolidation, there exists no Default or Event of Default (A) the Borrower or any Subsidiary may merge or consolidate with any Person so long as the Borrower or such Subsidiary is the surviving Person; (B) a Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving Person; (C) a Subsidiary may merge into any other Subsidiary; and (D) any Subsidiary may liquidate or dissolve if such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.
          SECTION 6.04. Investments, Loans, Advances and Guarantees. The Borrower will not, and will not permit any of its Subsidiaries that are Guarantors to, purchase or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or make any loans or advances to, or Guarantee any Indebtedness of, or make any investment in, any other Person, except that, so long as no Default or Event of Default shall have occurred and be continuing or will result therefrom, the Borrower and its Subsidiaries may make:
          (a) Permitted Investments;

          (b) investments by the Borrower in the Equity Interests of its Subsidiaries and investments by any Subsidiary in the Borrower or any other Subsidiary; provided, that unless Borrower has achieved an Investment Grade Rating the aggregate of all loans and investments made under sub-sections 6.04(b) and (c) in Subsidiaries, other than Material Subsidiaries, shall not exceed $25,000,000;
          (c) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided, that unless Borrower has achieved an Investment Grade Rating the aggregate of all loans and investments made under sub-sections 6.04(b) and (c) in Subsidiaries, other than Material Subsidiaries, shall not exceed $25,000,000;
          (d) Guarantees constituting Indebtedness permitted by Section 6.01;
          (e) investments consisting of non-cash consideration with respect to any sale of assets by the Borrower or any Subsidiary;
          (f) Swap Agreements to the extent permitted under Section 6.05;
          (g) any purchases or other acquisitions of all or substantially all of the Equity Interests in any Person permitted by Section 6.19; provided that, immediately upon consummation thereof, such Person will be a Guarantor if required by Section 5.16 (including, without limitation, as a result of a merger or consolidation otherwise permitted under this Agreement);
          (h) investments consisting of extensions of credit, including without limitation, in the nature of accounts receivable arising from the grant of trade credit or prepayments or similar transactions entered into in the ordinary course of business and investments by the Borrower or any Subsidiary in satisfaction or partial satisfaction thereof from financially troubled account debtors to prevent or limit financial loss;
          (i) to the extent not prohibited by Law, loans and advances to the officers, directors and employees of the Borrower and its Subsidiaries made from time to time in the ordinary course of business; provided that the aggregate amount of investments permitted by this clause (i) shall not exceed $1,000,000 at anytime outstanding; and
          (j) investments in interests, including but not limited to royalties and overriding royalties, in coal, hydrocarbons or other minerals;
          (k) investments (valued at the time such investment is made) not otherwise permitted by this Section 6.04 in an aggregate amount not to exceed the greater of (i) $25,000,000 or (ii) 5% of Consolidated Net Tangible Assets at anytime outstanding;
          (l) investments (valued at the time such investment is made) in Joint Ventures not in excess of $10,000,000 at any time outstanding;
          (m) investments consisting of Restricted Payments permitted under Section 6.06;
          (n) investments held by a Person acquired pursuant to Section 6.19.
          SECTION 6.05. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate, from floating to fixed rates or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
          SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries that are Guarantors to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments, except that so long as no Default or Event of Default shall have occurred and be continuing and provided that no Default or Event of Default would result from the making of such Restricted Payment:
          (a) any Subsidiary may make Restricted Payments with respect to Equity Interests in such Subsidiary;
          (b) the Borrower may declare, make or incur a liability to make distributions to the Parent to fund Quarterly Distributions; provided that (A) such Quarterly Distributions are made in accordance with the provisions of the Partnership Agreement, and (ii) the aggregate amount of Quarterly Distributions made by the Parent with respect to any fiscal quarter shall not exceed Available Cash for such fiscal quarter;
          (c) the Borrower may declare and pay dividends or distributions with respect to its Equity Interests payable solely in additional Equity Interests of the Borrower;
          (d) the Borrower may make repurchases of its Equity Interests;
          (e) the Borrower may make special distributions to the Parent in connection with any acquisition permitted under Section 6.19 in an amount, for any such acquisition, not greater than the aggregate value of the consideration for the property or assets acquired.
          SECTION 6.07. Transactions with Affiliates. Except as otherwise permitted hereunder, the Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) as permitted by the Partnership Agreement, and (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate.
          SECTION 6.08. Sales of Assets. Neither the Borrower nor any Subsidiary that is a Guarantor shall enter into any arrangement, direct or indirect, with any Person other than a Loan Party pursuant to which the Borrower or such Subsidiary shall sell or otherwise transfer or dispose of any property, real, personal or mixed, whether now owned or hereafter acquired, except (i) sales, transfers or dispositions in the ordinary course of business and the granting of any option or other right to purchase or otherwise acquire property in the ordinary course of business, (ii) sales, transfers or dispositions not in the ordinary course of business provided that the aggregate proceeds of all such sales, transfers and dispositions permitted by this item (ii) shall not exceed, from the date hereof during any period of twelve (12) consecutive months more than $50,000,000 and further provided that to the extent such sales, transfers and dispositions aggregate less than $25,000,000 during any period of twelve (12) consecutive months, such unexpended amounts of less than $25,000,000 may be carried forward and expended during the next period of twelve (12) consecutive months but not any subsequent period of twelve (12) consecutive months and all such sales, transfers and dispositions are deemed to apply first to the carried forward amounts, (iii) sales of wetlands credits, (iv) sales, transfers or dispositions of property that are no longer commercially viable to maintain or obsolete, surplus or worn-out property, whether now owned or hereafter acquired, (v) sales, transfers or dispositions of equipment or real property to the extent that (A)

such equipment or real property is exchanged for credit against the purchase price of similar replacement equipment or real property, or (B) the proceeds of such sales, transfers or dispositions are reasonably promptly, but in any event within 360 days, applied to the purchase price of such replacement equipment or real property, (vi) the sale, transfer or disposition of certain timber properties more specifically described on Schedule 6.08, (vii) dispositions resulting from the bona fide exercise by a Governmental Authority of its actual power of eminent domain or other dispositions otherwise required by applicable law, and (viii) dispositions of property subject to a Permitted Encumbrance that are transferred to a lienholder or its designee in satisfaction or settlement of the lienholder’s claim or a realization upon a security interest permitted under this Agreement.
          SECTION 6.09. Constituent Documents. The Borrower will not, and will not permit any Subsidiary that is a Guarantor to, amend its charter or by-laws or other constituent documents in any manner that could reasonably be expected to materially and adversely affect the rights of the Lenders under this Agreement or their ability to enforce the same.
          SECTION 6.10. Regulation T, U and X Compliance. The Borrower shall not and shall not permit any Subsidiary to use the proceeds of the Loans to purchase or carry Margin Stock (as defined in Regulation U), or otherwise act so as to cause any Lender, in extending credit hereunder, to be in contravention of Regulations T, U or X.
          SECTION 6.11. Sales and Leasebacks. Except to the extent such leases in the aggregate would not require total payments of more than $10,000,000 per annum, the Borrower shall not, and shall not permit any of its Subsidiaries that are Guarantors to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired that (i) the Borrower or any of its Subsidiaries that are Guarantors has sold or transferred or is to sell or transfer to any other Person (other than the Borrower or any of its Subsidiaries) or (ii) the Borrower or any of its Subsidiaries that are Guarantors intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by the Borrower or any of its Subsidiaries that are Guarantors to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease.
          SECTION 6.12. Changes in Fiscal Year. The Borrower shall not change the end of its fiscal year to a date other than December 31.
          SECTION 6.13. Change in the Nature of Business. The Borrower shall not engage directly or indirectly in any business activity that would cause less than 90% of the gross income of the Borrower to constitute “qualifying income” within the meaning of Section 7704(d) of the Code.
          SECTION 6.14. Limitation on Restrictions on Subsidiary Distributions. The Borrower shall not, and shall not permit any of its Subsidiaries that are Guarantors to enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of such Subsidiary to make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by applicable Law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) to the extent such restrictions are listed on Schedule 6.14 attached hereto, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, and (iv) the foregoing shall not apply to restrictions and conditions contained in the documentation evidencing any Indebtedness permitted hereunder; provided that in no event shall such restrictions and conditions contained in such documentation evidencing such permitted Indebtedness be more restrictive than the restrictions and conditions set forth in Section 6.06 of this Agreement and this Section 6.14.
          SECTION 6.15. Changes to the Omnibus Agreement. Without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, neither the Borrower nor any of its Subsidiaries shall (i) make any material change to the terms of the Omnibus Agreement, (ii) release any party from its obligations under the Omnibus Agreement or (iii) fail to diligently enforce the Omnibus Agreement and avail itself of the rights and indemnities available thereunder, except in each case, where such change, release or failure could not reasonably be expected to have a Material Adverse Effect.
          SECTION 6.16. Changes to the Note Purchase Agreements. The Borrower will not agree to, and will not permit any amendment to the Note Purchase Agreements which would (i) make the covenants in Section 10 of the Note Purchase Agreements more restrictive on the Borrower than the corresponding financial covenants in Section 6.17 and Section 6.18 hereof or (ii) make the events of default in Section 11 of the Note Purchase Agreements more restrictive on the Borrower than the Events of Default hereunder, in each case, without the consent of the Required Lenders; provided, however, that in no event shall the covenants set forth in Section 10 of the Note Purchase Agreements and the events of default set forth in the Note Purchase Agreements as in effect on the date hereof be deemed to be more restrictive than the corresponding covenants set forth in Section 6.17 and Section 6.18 and the Events of Default hereunder. If there is in existence a Default or Event of Default, the Borrower will not make any voluntary prepayments of principal or interest on the notes outstanding under the Note Purchase Agreements.
          SECTION 6.17. Minimum Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 3.5 to 1.0.
          SECTION 6.18. Maximum Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of the last day of any fiscal quarter to exceed 4.0 to 1.0.
          SECTION 6.19. Permitted Acquisitions. The Borrower shall not, except as otherwise permitted or required in this Agreement, purchase or otherwise acquire, or permit any Subsidiary that is a Guarantor to purchase or acquire, the majority of the Equity Interests in, or all or substantially all of the assets of, any Person unless (i) permitted by Sections 6.03 or 6.04 above, or (ii) (a) immediately prior to and after giving effect to any such purchase or acquisition, no Default or Event of Default shall have occurred or be continuing or will result therefrom, (b) such purchase or acquisition is consummated in accordance with applicable Law, and (c) immediately after giving effect to such purchase or acquisition of a company or business pursuant to this Section 6.19, the Borrower shall be in pro forma compliance with the covenants set forth in Section 6.17 and Section 6.18 above, as evidenced by a certificate of the chief financial officer of the Borrower delivered to the Administrative Agent on the earlier of (i) the date that Borrower submits a Borrowing Request if Borrower is making a Borrowing in connection therewith, or (ii) the date that Borrower consummates the transaction requiring the delivery of such certificate.
ARTICLE VII
Events of Default
          If any of the following events (“Events of Default”) shall occur:

          (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
          (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
          (c) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
          (d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to existence) or 5.08 or in Article VI;
          (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or in any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
          (f) any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable grace period;
          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (j) any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
          (k) one or more final non-appealable judgments for the payment of money in an aggregate amount in excess of $25,000,000 (net of insurance coverage which is reasonably expected to be paid by the insurer thereunder as confirmed by such insurer) shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment and is not released, vacated or fully bonded within 60 days after its attachment or levy;
          (l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent, the Borrower and its Subsidiaries in an aggregate amount that could reasonably be expected to have a Material Adverse Effect;
          (m) a Change in Control shall occur;
          (n) this Agreement or any other Loan Document ceases to be valid and binding on any Loan Party in any material respect or is declared null and void in any material respect, or the validity or enforceability thereof is contested by any Loan Party or any Loan Party denies it has any or further liability under this Agreement or under the other Loan Documents to which it is a party;
          (o) prior to the occurrence of a Parent Event, the Parent fails to keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except where the failure to do so in each case could not reasonably be expected to have a Material Adverse Effect; or
          (p) prior to the occurrence of a Parent Event, any of the following events occur and continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) (i) the Parent fails to pay its obligations before the same shall become delinquent or in default, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect, except where (A) the validity or amount thereof is being contested in good faith by appropriate proceedings, (B) the Parent has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (C) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; (ii) the Parent fails to permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and subject to applicable safety rules and regulations, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; (iii) the Parent fails to comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iv) (A) the Parent fails to comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans (as defined in ERISA), (B) the Parent takes any action, or fails to take action, the result of which could be a liability to the PBGC or a past due liability to any Multiemployer Plan, (C) the Parent participates in any prohibited transaction that could result in any civil penalty under ERISA or any tax under the Code, or (D) the Parent does not operate each employee benefit plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code except to the extent, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII
The Administrative Agent
          Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

          Anything herein to the contrary notwithstanding, none of Joint Lead Arrangers, Joint Bookrunners or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, a Swingline Lender or a L/C Issuer hereunder.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy (or sent by email as set forth in Section 9.01(c) below), as follows:
     (i) if to the Borrower, to it at 601 Jefferson, Suite 3600, Houston, Texas 77002, Attention of Dwight L. Dunlap (Telecopy No. (281) 657-8014; Email address: ddunlap@quintanaminerals.com);
     (ii) if to the Administrative Agent, to it at 1615 Brett Road, OPS 3, New Castle, Delaware 19720, Attention of Lynn Baronsky (Email address: lynn.baronsky@citi.com); and
     (iii) if to any other Lender, to it at its address (or telecopy number or email address) set forth in its Administrative Questionnaire.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under the Credit Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under the Credit Agreement, or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Credit Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to “oploanswebadmin@citigroup.com”. In addition, the Borrower agrees to continue to provide the Communications to the Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

          The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission systems (the “Platform”). The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
          The Platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the agent parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Borrower, any Lender or any other person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the internet, except to the extent the liability of any agent party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.
          The Administrative Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission, and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
          (d) Any party hereto may change its address, telecopy number or email address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (other than any Defaulting Lender) or by the Borrower and the Administrative Agent with the consent of the Required Lenders (other than any Defaulting Lender); provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release any Guarantor, or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.
          SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the Transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) The Borrower shall indemnify the Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable un-reimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the un-reimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.
          (d) Each Loan Party shall defend and indemnify the Administrative Agent and each Lender and hold them harmless from and against all loss, liability, damage, expense, claims, costs, fines, penalties, assessments (including interest on any of the foregoing) and reasonable attorneys’ fees, suffered or incurred by the Administrative Agent or any Lender which arise, result from or in any way relate to a breach or violation by any Loan Party of any applicable Environmental Laws, either prior to or subsequent to the date hereof, including the assertion or imposition of any Lien on any Loan Party’s assets, or which relate to or arise out of any Environmental Liability. Each Loan Party’s obligations hereunder shall survive the termination of this Agreement and the repayment of the Loans.
          (e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (f) All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.
          SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
          (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

          (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and
          (C) the Issuing Bank.
          (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, and in increments of $1,000,000 in excess thereof, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
          (E) the assignee must not be a Defaulting Lender.
          Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board and any Operating Circular issued by such Federal Reserve Bank. For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such

Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d), Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 2.19 as it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that (i) no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and (ii) such Lender delivers to Borrower and Administrative Agent written notice thereof.
          SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
          SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
          (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
          SECTION 9.15. Separateness. The Lenders acknowledge that (i) the Lenders have advanced funds to the Borrower in reliance upon the separateness of the Parent and the Borrower from each other and from any other Persons, and (ii) the Borrower has assets and liabilities that are separate from those of other Persons, including the Parent.
          SECTION 9.16. No Personal Liability of Directors, Officers, Employees and Unitholders. No director, officer, partner, employee, member or manager of the General Partner will have any liability for any obligations of the Borrower, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Lender waives and releases all such liability. This waiver and release are part of the consideration for the making of the Loans and the issuance of Letters of Credit.
          SECTION 9.17. Release of Guaranty Agreements. Upon simultaneous satisfaction of the following conditions precedent, the Lenders will execute, at Borrower’s expense, a release of all Guaranty Agreements: (a) Borrower achieves an Investment Grade Rating, (b) the representations and warranties set forth in Article III of this Agreement are true and correct; and (c) no Default or Event of Default has occurred and is continuing or would result under this Agreement or the other Loan Documents, as same are amended as set forth in the following sentence. Immediately upon satisfaction of the conditions precedent set forth above, the Agreement shall be deemed amended without further action to delete Section 6.01 in its entirety and replace same with the following:
     “SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except, without duplication, (a) Indebtedness in an aggregate amount, at any one time outstanding on the date such Indebtedness is incurred, such that the sum of (i) secured Indebtedness of the Borrower, and its Subsidiaries (other than the Indebtedness incurred hereunder), and (ii) unsecured Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary) incurred under this clause (a) does not exceed 10% of Borrower’s Consolidated Net Tangible Assets and (b) Indebtedness under the Note Purchase Agreements and all refinancings, renewals and extensions thereof.”
          SECTION 9.18. Renewal and Extension. The Indebtedness arising under this Agreement is a renewal, extension and restatement on revised terms of (but not an extinguishment or novation of) the Prior Indebtedness and, from and after the date hereof, the terms and provisions of the Prior Credit Documents shall be superseded by the terms and provisions of this Agreement. Borrower hereby agrees that (i) the Prior Indebtedness, all accrued and unpaid interest thereon, and all accrued and unpaid fees under the Prior Credit Documents shall be deemed to be Indebtedness of Borrower outstanding under and governed by this Agreement and (ii) all Liens, if any, securing the Prior Indebtedness shall continue in full force and effect to secure the Indebtedness. On the Effective Date, (i)

the Administrative Agent shall and is hereby authorized and directed to reallocate among the Lenders all Borrowings in accordance with the Lenders’ respective revised Commitments hereunder (if any), and (ii) the Borrower shall make all necessary prepayments of Borrowings necessary to effect such reallocation.
[END OF TEXT]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER: NRP (OPERATING) LLC, a Delaware limited liability company
By:
Dwight L. Dunlap
Chief Financial Officer and Treasurer

Signature Page to Second Amended and Restated Credit Agreement

ADMINISTRATIVE AGENT:

CITIBANK, N.A.,
a national banking association

By: Name:	/s/ Raymond G. Dunning Raymond G. Dunning
Title:	Vice President
Signature Page to Second Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: Name:	/s/ Jonathan R. Richardson Jonathan R. Richardson
Title:	Senior Vice President
Signature Page to Second Amended and Restated Credit Agreement

BNP PARIBAS

By: Name:	/s/ Richard Hawthorne Richard Hawthorne
Title:	Director

By: Name:	/s/ Matthew Turner Matthew Turner
Title:	Vice President
Signature Page to Second Amended and Restated Credit Agreement

BRANCH BANKING AND TRUST COMPANY

By: Name:	/s/ Roger Eric Searls Roger Eric Searls
Title:	Vice President
Signature Page to Second Amended and Restated Credit Agreement

THE HUNTINGTON NATIONAL BANK

By: Name:	/s/ Chad A. Lowe Chad A. Lowe
Title:	Vice President
Signature Page to Second Amended and Restated Credit Agreement

COMERICA BANK

By: Name:	/s/ Paul J. Edmonds Paul J. Edmonds
Title:	Vice President
Signature Page to Second Amended and Restated Credit Agreement

COMPASS BANK

By: Name:	/s/ Ian Payne Ian Payne
Title:	Vice President
Signature Page to Second Amended and Restated Credit Agreement

THE ROYAL BANK OF CANADA

By: Name:	/s/ Jay Sartain Jay Sartain
Title:	Authorized Signatory
Signature Page to Second Amended and Restated Credit Agreement

AMEGY BANK NATIONAL ASSOCIATION

By: Name:	/s/ Wakeford Thompson Wakeford Thompson
Title:	Vice President
Signature Page to Second Amended and Restated Credit Agreement

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as the same may be amended or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:

4.	Administrative Agent:	, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $300,000,000 Second Amended and Restated Credit Agreement dated as of August 10, 2011 among NRP (Operating) LLC, a Delaware limited liability company, the Lenders party thereto, Citibank, N.A., as Administrative Agent, and the other agents parties thereto

[1]	Select as applicable.
Exhibit A — Page 1

6.	Assigned Interest:

Aggregate Amount of	Amount of
Commitment/Loans for	Commitment/Loans	Percentage Assigned of
all Lenders	Assigned	Commitment/Loans[2]
$	$	%
$	$	%
$	$	%
Effective Date:                     , 20                      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
Exhibit A — Page 2

[Consented to and]3 Accepted:
[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By
Title:
[Consented to:]4
[NAME OF RELEVANT PARTY]

By
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[4]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.
Exhibit A — Page 3

Annex 1 to Assignment and Assumption
[__________________]5
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment

[5]	Describe Credit Agreement at option of Administrative Agent.
Exhibit A — Page 4

and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A — Page 5

EXHIBIT B
FORM OF COMMITMENT INCREASE AGREEMENT
          This Commitment Increase Agreement (this “Agreement”) dated as of [________________] (this “Agreement”) is among (i) NRP (Operating) LLC (the “Borrower”), (ii) Citibank, N.A., in its capacity as administrative agent (the “Administrative Agent”) under the Second Amended and Restated Credit Agreement dated as of August 10, 2011 (as the same may be amended or otherwise modified from time to time, the “Credit Agreement”; capitalized terms that are defined in the Credit Agreement and not defined herein are used herein as therein defined) among the Borrower, the Administrative Agent, the Lenders party thereto, and Citigroup Global Markets, Inc. and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, and (iii) _______________________ (the “Increasing Lender”).
          Preliminary Statements
     (A) Pursuant to Section 2.20 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the total Commitments under the Credit Agreement by agreeing with a Lender to increase that Lender’s Commitment.
     (B) The Borrower has given notice to the Administrative Agent of its intention to increase the total Commitments pursuant to such Section 2.20 by increasing the Commitment of the Increasing Lender from $________ to $__________, and the Administrative Agent is willing to consent thereto.
          Accordingly, the parties hereto agree as follows:
          SECTION 1. Increase of Commitment. Pursuant to Section 2.20 of the Credit Agreement, the Commitment of the Increasing Lender is hereby increased from $________________ to ________________.
          SECTION 2. Consent. The Administrative Agent hereby consents to the increase in the Commitment of the Increasing Bank effectuated hereby.
          SECTION 3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.
          SECTION 4. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
          SECTION 5. Increasing Lender Credit Decision. The Increasing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 3.05 of the Credit Agreement or the most recent financial statements delivered pursuant to Section 5.01 thereof and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein. The Increasing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such
Exhibit B — Page 1

documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.
          SECTION 6. Representation and Warranties of the Borrower. The Borrower represents and warrants as follows:
(a)	The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporation action and do not contravene (i) the Borrower’s certificate of incorporation or by-laws or (ii) any indenture, loan agreement or other similar agreement or instrument binding on the Borrower.

(b)	No authorization, consent or approval any governmental body or agency is required for the valid execution, delivery and performance by the Borrower of this Agreement.

(c)	This Agreement constitutes a valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(d)	The aggregate amount of the Commitments under the Credit Agreement, including any increases pursuant to Section 2.20 thereof, does not exceed $500,000,000.

(e)	No Default or Event of Default has occurred and is continuing.
          SECTION 7. Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent within ten Business Days after notice thereof in connection with the preparation, negotiation, execution and delivery of this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of one counsel for the Administrative Agent with respect thereto.
          SECTION 8. Effectiveness. When, and only when, the Administrative Agent shall have received counterparts of, or telecopied signature pages of, this Agreement executed by the Borrower, the Administrative Agent and the Increasing Lender, this Agreement shall become effective as of the date first written above.
Exhibit B — Page 2

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

BORROWER:

NRP (OPERATING) LLC,
a Delaware limited liability company

By:

Name:

Title:

ADMINISTRATIVE AGENT:

CITIBANK, N.A.,
a national banking association

By:

Name:

Title:

INCREASING LENDER:

[NAME OF INCREASING LENDER]

By:

Name:

Title:

Exhibit B — Page 3

EXHIBIT C
FORM OF NEW LENDER AGREEMENT
     This New Lender Agreement (this “Agreement”) dated as of [________________] is among NRP (Operating) LLC (the “Borrower”), Citibank, N.A., in its capacity as administrative agent (the “Administrative Agent”) under the Credit Agreement described below, and [_____________] (the “New Lender”). Capitalized terms used herein without definition have the meanings assigned to such terms in the Credit Agreement.
PRELIMINARY STATEMENTS
     A. Pursuant to Section 2.20 of the Second Amended and Restated Credit Agreement dated as of August 10, 2011 (as the same may be amended or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto, the Administrative Agent and Citigroup Global Markets, Inc. and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the total Commitments under the Credit Agreement by offering to Lenders and other bank and financial institutions the opportunity to participate in all or a portion of the increased Commitments.
     B. The Borrower has given notice to the Administrative Agent of its intention to increase the total Commitments pursuant to such Section 2.20 by $[________]1 and the Administrative Agent is willing to consent thereto.
     C. The New Lender desires to become a Lender under the Credit Agreement and extend Revolving Loans to the Borrower in accordance with the terms thereof.
     Accordingly, the parties hereto agree as follows:
     SECTION 1. Loan Documents. The New Lender hereby acknowledges receipt of copies of the Credit Agreement and the other Loan Documents.
     SECTION 2. Joinder to Credit Agreement. By executing and delivering this Agreement, the New Lender hereby agrees (i) to become a party to the Credit Agreement as a Lender as defined therein and (ii) to be bound by all the terms, conditions, representations, and warranties of the Credit Agreement and the other Loan Documents applicable to Lenders, and all references to the Lenders in the Loan Documents shall be deemed to include the New Lender. Without limiting the generality of the foregoing, the New Lender hereby agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the New Lender’s Revolving Credit Exposure exceeding its Commitment. The Commitment of the New Lender shall be $[________]2.
     SECTION 3. Consent. The Administrative Agent hereby consents to the participation of the New Lender in the increased Commitment.

[1]	Must be at least $5,000,000.

[2]	Must be at least $5,000,000.
Exhibit C — Page 1

     SECTION 4. Representation and Warranties of the Borrower. The Borrower represents and warrants as follows:
     (a) The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action on the part of the Borrower and do not contravene (i) the Borrower’s articles of incorporation or by-laws or (ii) any indenture, loan agreement or other similar agreement or instrument binding on the Borrower.
     (b) No authorization, consent or approval of any Governmental Authority is required for the valid execution, delivery and performance by the Borrower of this Agreement.
     (c) This Agreement constitutes a valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability.
     (d) The aggregate amount of the Commitments under the Credit Agreement, including any increases pursuant to Section 2.20 thereof, does not exceed $500,000,000.
     (e) No Default, Event of Default or Material Adverse Effect has occurred and is continuing.
     SECTION 5. Effectiveness. This Agreement shall become effective upon the receipt by the Administrative Agent of the following:
     (a) Counterparts of, or telecopied signature pages of, this Agreement executed by the Borrower, the Administrative Agent and the New Lender;
     (b) An Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the New Lender;
     (c) If the New Lender is a Foreign Lender, any documentation required to be delivered by the New Lender pursuant to Section 2.17 of the Credit Agreement, duly completed and executed by the New Lender;
     (d) If requested by the Administrative Agent, a certified copy of the resolutions of the Board of Directors of the Borrower approving the increase in the Commitment and this Agreement in a form reasonably acceptable to the Administrative Agent; and
     (e) If requested by the Administrative Agent, a legal opinion from counsel to the Borrower in a form reasonably acceptable to the Administrative Agent.
     SECTION 6. New Lender Credit Decision. The New Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 3.05 of the Credit Agreement or the most recent financial statements delivered pursuant to Section 5.01 thereof and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein. The New Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and
Exhibit C — Page 2

information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.
     SECTION 7. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to any choice of law provision that would require the application of the law of another jurisdiction.
     SECTION 8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and may be delivered in original or facsimile form, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     SECTION 9. Expenses. The Borrower shall pay all reasonable costs and expenses of the Administrative Agent within ten Business Days notice thereof in connection with the preparation, negotiation, execution and delivery of this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto.
[Signatures on following page]
Exhibit C — Page 3

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

BORROWER:

NRP (OPERATING) LLC,
a Delaware limited liability company

By:

Name:

Title:

ADMINISTRATIVE AGENT:

CITIBANK, N.A.,
a national banking association

By:

Name:

Title:

INCREASING LENDER:

[NAME OF INCREASING LENDER]

By:

Name:

Title:

Exhibit C — Page 4

EXHIBIT D
FORM OF SECOND AMENDED AND RESTATED GUARANTY AGREEMENT
(Material Subsidiary)
          THIS SECOND AMENDED AND RESTATED GUARANTY AGREEMENT (this Guaranty Agreement, together with all extensions, renewals, amendments, substitutions and replacements hereto and hereof, is hereinafter referred to as the “Guaranty Agreement”) is dated as of the [__] day of August, 2011, by those undersigned parties named on the signature page hereof, each of the foregoing being a guarantor herein (collectively, the “Guarantor”), to and for the benefit of Citibank, N.A., in its capacity as Administrative Agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) for and on behalf of the Lenders party to the Credit Agreement (as defined below).
R E C I T A L S:
     WHEREAS, NRP (Operating) LLC, a Delaware limited liability company (the “Borrower”), the banks and other financial institutions party thereto, Citibank, N.A., in its capacity as administrative agent for such lenders, and the other agents and parties referred to therein entered into that certain Credit Agreement dated as of October 29, 2004 (as amended, the “Original Credit Agreement”), pursuant to which such lenders made certain loans and other extensions of credit to the Borrower;
     WHEREAS, as a condition precedent to the obligations of the lenders under the Original Credit Agreement to make their respective extensions of credit to the Borrower, certain of the Borrower’s subsidiaries at the time entered into that certain Guaranty Agreement dated as of October 29, 2004 (the “Original Guaranty Agreement”), to and for the benefit of Citibank, N.A., in its capacity as administrative agent for and on behalf of the lenders party the Original Credit Agreement;
     WHEREAS, the Borrower, the banks and other financial institutions party thereto, Citibank, N.A., in its capacity as administrative agent for such lenders, and the other agents and parties referred to therein entered into that certain Amended and Restated Credit Agreement dated as of March 28, 2007 (as amended, the “Amended and Restated Credit Agreement”), which amended and restated the Original Credit Agreement and pursuant to which such lenders made certain loans and other extensions of credit to the Borrower;
     WHEREAS, as a condition precedent to the obligations of the lenders under the Amended and Restated Credit Agreement to make their respective extensions of credit to the Borrower, certain of the Borrower’s subsidiaries at the time, including, without limitation, BRP LLC, a Delaware limited liability company (“BRP”), and CoVal Leasing Company LLC, a Delaware limited liability company (“Coval” and, together with BRP, the “Released Guarantors” and each, a “Released Guarantor”), entered into that certain Amended and Restated Guaranty Agreement dated as of March 28, 2007 (the “Existing Guaranty Agreement”), to and for the benefit of Citibank, N.A., in its capacity as administrative agent for and on behalf of the lenders party the Original Credit Agreement, which amended and restated the Original Guaranty Agreement;
     WHEREAS, The Borrower, the Administrative Agent, the Lenders and the other agents and parties thereto entered into that certain Second Amended and Restated Credit Agreement dated as of even date herewith (the Second Amended and Restated Credit Agreement, together with the exhibits and schedules thereto and all extensions, renewals, waivers, consents, amendments, substitutions, and
Exhibit D — Page 1

replacements thereto and thereof, is hereinafter referred to as the “Credit Agreement”) in order to amend and restate the Amended and Restated Credit Agreement;
     WHEREAS, the Guarantor is a Material Subsidiary of the Borrower,
     WHEREAS, (i) Letters of Credit may be issued under the Credit Agreement for the account of the Guarantor and (ii) the proceeds of the Loans under the Credit Agreement may be used by the Borrower to make loans or other advances to the Guarantor and for, inter alia, other general corporate and partnership purposes of the Borrower and the Guarantor, all as permitted pursuant to the Credit Agreement and all of which will directly and indirectly benefit the Borrower and the Guarantor;
     WHEREAS, as a condition precedent to extending and maintaining credit to the Borrower pursuant to the Credit Agreement, the Lenders have required, inter alia, the execution and delivery of this Guaranty Agreement;
     WHEREAS, the Guarantor has determined, reasonably and in good faith, that (i) it has adequate capital to conduct its business as presently conducted and as proposed to be conducted, (ii) it will be able to meet its obligations hereunder and in respect of its existing and future Indebtedness and liabilities (contingent or otherwise) as and when the same shall become due and payable, including those under this Guaranty Agreement, (iii) it is otherwise Solvent and (iv) the execution and delivery of this Guaranty Agreement and the consummation of the transactions contemplated hereby will not render it insolvent;
     WHEREAS, the Guarantor has determined that the execution and delivery of this Guaranty Agreement is in furtherance of its corporate purposes and in its best interest and that it will derive substantial benefit, whether directly or indirectly, from the making of this Guaranty Agreement, having regard for all relevant facts and circumstances;
     WHEREAS, the Guarantor has agreed to execute and deliver this Guaranty Agreement to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent;
     WHEREAS, the Released Guarantors are not Material Subsidiaries of the Borrower and, therefore, are not required to execute and deliver this Guaranty Agreement pursuant to the terms of the Credit Agreement; and
     WHEREAS, the Borrower has requested and the Administrative Agent has agreed to acknowledge the release of the Released Guarantors from any liability under the Existing Guaranty Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration for the Administrative Agent and the Lenders making the above-described extensions of credit to the Borrower and intending to be legally bound hereby, the Guarantor hereby covenants and agrees that the Existing Guaranty Agreement is hereby amended and restated in its entirety, and does hereby further covenant and agree as follows:
ARTICLE I
RECITALS; INCORPORATION BY REFERENCE;
DEFINITIONS AND OTHER CONVENTIONS
     1.1 Recitals. The foregoing recitals are hereby incorporated into and made a material part of this Guaranty Agreement.
Exhibit D — Page 2

     1.2 Defined Terms. Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Credit Agreement.
     1.3 Definitional Conventions.
     (i) The words “hereof”, “herein”, “hereunder” and “hereto” and words of similar import when used in this Guaranty Agreement shall refer to this Guaranty Agreement as a whole and not to any particular provision of this Guaranty Agreement, and Article, Section, subsection, paragraph and item references are to this Guaranty Agreement unless otherwise specified.
     (ii) All terms defined in this Guaranty Agreement in the singular shall have comparable meanings when used in the plural, and vice versa, unless otherwise specified.
ARTICLE II
GUARANTY
     2.1 Unconditional Guaranty. The Guarantor unconditionally, absolutely and irrevocably guarantees to the Administrative Agent and each Lender and each Affiliate of each Lender, and becomes surety, as though it was a primary obligor for, the full and punctual payment and performance when due (whether on demand, at stated maturity, by acceleration, or otherwise and including any amounts which would become due but for the operation of an automatic stay under the federal bankruptcy code of the United States or any similar laws of any country or jurisdiction) of all Lender Indebtedness, including, without limiting the generality of the foregoing, all obligations, liabilities, and indebtedness from time to time of the Borrower or any other guarantor to the Administrative Agent or any of the Lenders or any Affiliate of any Lender under or in connection with the Credit Agreement or any other Loan Document, whether for principal, interest, fees, indemnities, expenses, or otherwise, and all refinancings or refundings thereof, whether such obligations, liabilities, or indebtedness are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to the Borrower or any Guarantor or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability, or indebtedness is not enforceable or allowable in such proceeding, and including all Lender Indebtedness, liabilities, and indebtedness arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless of whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to any extension of credit is not satisfied) (all of the foregoing obligations, liabilities and indebtedness, including but not limited to Lender Indebtedness, are referred to herein collectively as the “Obligations” and each as an “Obligation”). Without limitation of the foregoing, any of the Obligations shall be and remain Obligations entitled to the benefit of this Guaranty Agreement if the Administrative Agent or any of the Lenders (or any one or more assignees or transferees thereof) from time to time assign or otherwise transfer all or any portion of their respective rights and obligations under the Loan Documents, or any other Obligations, to any other Person.
     2.2 Independent Obligations. The Guarantor’s Obligations hereunder are independent of the obligations of the Borrower under the Credit Agreement or any other Loan Document. A separate action or actions may be brought and prosecuted against the Guarantor, whether or not action is brought against the Borrower or any other guarantor or whether or not the Borrower or any other guarantor is joined in such action or actions.
Exhibit D — Page 3

     2.3 Not a Collection Guaranty. This Guaranty Agreement is a guaranty of payment and not a guaranty of collection. The Guarantor waives any right to require the Administrative Agent at any time to (i) proceed against the Borrower or any other guarantor now or hereafter guaranteeing any obligations under any of the Loan Documents, (ii) proceed against or exhaust any security for the Obligations or (iii) pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever.
     2.4 Right to Deal With Lender Indebtedness and Security. The Guarantor authorizes the Administrative Agent, without notice or demand and without affecting the Guarantor’s liability hereunder, from time to time to (i) increase, enlarge, renew, compromise, extend, accelerate or otherwise change the time for payment or the terms of the Lender Indebtedness or any part thereof, including an increase or decrease of the rate of interest thereon, and including, without limitation, increases, enlargements, renewals, compromises, extensions, accelerations and modifications made after any revocation of this Guaranty Agreement, (ii) deal with the Lender Indebtedness and any security therefor in any manner it may see fit, (iii) accept partial payments on account of the Lender Indebtedness and (iv) demand or receive additional security for the Lender Indebtedness. The Guarantor acknowledges that the Administrative Agent, for and on behalf of the Lenders and the Administrative Agent, has now and may have in the future certain security for, and other Guarantees of, all or any part of the Lender Indebtedness, but it is specifically understood and agreed by the Guarantor that neither the execution and delivery of this Guaranty Agreement nor the holding of any security or any other Guarantee shall at any time or in any respect operate to prevent or hinder the Administrative Agent and/or the Lenders from resorting first to such other security and/or other Guarantee, or first to this Guaranty Agreement, or first from time to time to both. In addition, the Administrative Agent and/or the Lenders may, from time to time as they see fit, resort to this Guaranty Agreement without resorting to any other security for and/or other Guarantee of the Lender Indebtedness, or to all or any part of any security and/or any other Guarantee securing the Lender Indebtedness, without resorting to this Guaranty Agreement, and such action on the Administrative Agent’s and/or the Lenders’ part shall not in any respect be considered as a waiver of any of the benefits or rights of the Administrative Agent or the Lenders relating to this Guaranty Agreement or such other security and/or other Guarantees.
     2.5 Default Under Credit Agreement. The Guarantor hereby acknowledges and agrees that any violation by it of the terms, conditions, representations, warranties and covenants set forth herein, or any contest by it of the validity or enforcement hereof or any denial of liability hereunder shall constitute an Event of Default under the Credit Agreement.
     2.6 Consent to Releases. The Guarantor consents, without notice and without affecting the Guarantor’s liability hereunder, to the release of (i) all or any part of the security, if any, for the Obligations or the substitution of all or any part of such security, (ii) any party liable for all or any part of the Obligations and (iii) any other guarantor of the Obligations or portions thereof.
     2.7 Bankruptcy of Borrower. Neither the Guarantor’s obligations under this Guaranty Agreement nor any remedy for the enforcement hereof shall be impaired, modified, changed, released or limited in any manner whatsoever by the bankruptcy of the Borrower or by any impairment, modification, change, release or limitation of (i) the liability of the Borrower under any of the Loan Documents, any party assuming the obligations of the Borrower under any of the Loan Documents or the Borrower’s estate in bankruptcy, or (ii) any remedy for the enforcement of the Credit Agreement or any other Loan Document which results from the operation of any present or further provision of any bankruptcy act, state or Federal law, common law or equitable cause or from the decision of any court. The Guarantor agrees that to the extent that the Borrower or any other Person liable for all or any part of the Obligations makes a payment or payments to the Lenders, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be paid to a trustee, receiver or any other party under any bankruptcy act, state or Federal law, common law or
Exhibit D — Page 4

equitable cause, then to the extent of such payment the Guarantor’s Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made notwithstanding the termination of this Guaranty Agreement.
     2.8 Continuing Nature of Guaranty. This Guaranty Agreement is a continuing obligation of the Guarantor and shall remain in full force and effect notwithstanding that no Obligations may be outstanding from time to time and notwithstanding any other event or circumstance. Upon termination of all Commitments and the expiration of all Letters of Credit and indefeasible payment in full of all Obligations, this Guaranty Agreement shall terminate; provided, however, that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, any time any payment of any of the Obligations is rescinded, recouped, avoided, or must otherwise be returned or released by any Lender or Administrative Agent upon or during the insolvency, bankruptcy, or reorganization of, or any similar proceeding affecting, Borrower or for any other reason whatsoever, all as though such payment had not been made and was due and owing.
     2.9 Waiver of Guarantor’s Defenses. The Guarantor waives any defense arising by reason of any disability or other defense whatsoever to the liability of the Borrower. Until all Obligations shall have been paid in full, even though such Obligations may be in excess of the Guarantor’s liability hereunder, the Guarantor waives (i) any right to enforce any remedy which the Administrative Agent, for or on behalf of the Lenders and the Administrative Agent, now has or may hereafter have against the Borrower, (ii) any benefit of, and any right to participate in, any security now or hereafter held by the Administrative Agent, for and on behalf of the Lenders and the Administrative Agent, (iii) any right the Guarantor might otherwise have to the marshalling of the assets of the Borrower, (iv) any right to the filing of any claim against the Borrower or any other Person in the event of any bankruptcy, insolvency, reorganization or similar proceeding, or to the exercise against the Borrower or any other Person of any other right or remedy under or in connection with any Loan Document or any of the Obligations or any direct or indirect security for any of the Obligations, (v) any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Obligations or any direct or indirect security for any of the Obligations, (vi) any defense or other right arising by reason of any law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including but not limited to anti-deficiency laws, “one action” laws or the like), or by reason of any election of remedies or other action or inaction by the Administrative Agent or the Lenders, or any of them (including but not limited to commencement or completion of any judicial proceeding or non-judicial sale or other action in respect of collateral security for any of the Obligations), which results in denial or impairment of the right of the Administrative Agent or the Lenders, or any of them, to seek a deficiency against the Borrower or any other Person or which otherwise discharges or impairs any of the Obligations, and (vii) any and all defenses it may now or hereafter have based on principles of suretyship, impairment of collateral, or the like. The Guarantor also waives any notice required by any Law, all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, any notice of the incurrence of any Obligation, and notices of acceptance of this Guaranty Agreement. This Guaranty Agreement shall remain in full force and effect irrespective of:
     (i) the genuineness, legality, allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), avoidance, subordination, in whole or in part, validity or enforceability of, the Credit Agreement, any application and agreement for any Letter of Credit, any other Loan Document or any other instruments relating thereto or any of the terms of any thereof, the continuance of any obligation on the part of the Borrower or any other Person under the Credit Agreement, any application and agreement for any Letter of Credit, or any other Loan Document or the power or authority or the lack of power or authority of the Borrower to execute and deliver the Credit Agreement, any application and agreement for any Letter of Credit, and the other Loan Documents to which it is a party or
Exhibit D — Page 5

to perform any of its obligations thereunder, or the existence or continuance of the Borrower or any other Person as a legal entity; or
     (ii) any default, failure or delay, willful or otherwise, in the performance by the Borrower or any other Person of any obligations of any kind or character whatsoever of the Borrower or any other Person (including, without limitation, the obligations and undertakings of the Borrower or any other Person under the Credit Agreement, any application and agreement for any Letter of Credit, or the other Loan Documents); or
     (iii) any increase, decrease, or change in the amount, nature, type or purpose of any of the Obligations (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Obligations; any execution or delivery of any additional Loan Documents; or any amendment, modification or supplement to, or refinancing or refunding of, any Loan Document or any of the Obligations; or
     (iv) any failure to assert any breach of or default under any Loan Document or any of the Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against the Borrower or any other Person under or in connection with any Loan Document or any of the Obligations; any refusal of payment or performance of any of the Obligations, whether or not with any reservation of rights against any Guarantor; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Obligations) to other obligations, if any, not entitled to the benefits of this Guaranty Agreement, in preference to Obligations entitled to the benefits of this Guaranty Agreement, or if any collections are applied to Obligations, any application to particular Obligations; or
     (v) any taking, exchange, amendment, modification, supplement, termination, subordination, release, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights, or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Administrative Agent or the Lenders, or any of them, or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by any of the Administrative Agent or the Lenders, or any of them, or any other Person in respect of, any direct or indirect security for any of the Obligations. As used in this Guaranty Agreement, “direct or indirect security” for the Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Obligations, made by or on behalf of any Person; or
     (vi) any defense, setoff, or counterclaim which may at any time be available to or be asserted by the Borrower or any other person with respect to any Loan Document or any of the Obligations; or any discharge by operation of law or release of the Borrower or any other Person from the performance or observance of any Loan Document or any of the Obligations; or
     (vii) any creditors’ rights, bankruptcy, receivership or other insolvency proceeding of the Borrower or any other Person or in respect of the property of the Borrower or any other Person or any merger, consolidation, reorganization, dissolution, liquidation or winding up of the Borrower or any other Person; or
Exhibit D — Page 6

     (viii) impossibility or illegality of performance on the part of the Borrower or any other Person of its obligations under the Credit Agreement, any application and agreement for any Letter of Credit, or the other Loan Documents; or
     (ix) in respect of the Borrower or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Borrower or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), act of terrorism, civil commotions, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Borrower or any other person and whether or not of the kind specified herein; or
     (x) any attachment, claim, demand, charge, lien, order, process, setoff, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges or liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under this Guaranty Agreement, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided; or
     (xi) any order, judgment, decree, ruling or regulation (whether or not valid) of any Governmental Authority or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by any party of its respective obligations under the Credit Agreement, any application and agreement for any Letter of Credit, or any other Loan Document; or
     (xii) the failure of the Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty Agreement; or
     (xiii) any failure or lack of diligence in collection or protection, failure in presentment or demand or payment, protest, notice of protest, notice of default and of nonpayment, any failure to give notice to the Guarantor or failure of the Borrower or any other Person to keep and perform any obligation, covenant or agreement under the terms of the Credit Agreement, any application and agreement for any Letter of Credit, or any other Loan Document, or failure to resort for payment to the Borrower or to any other Person or to any other Guarantee or to any property, security, liens or other rights or remedies; or
     (xiv) the acceptance of any additional security or other Guarantee, the advance of additional money to the Borrower or any other Person, the renewal or extension of the Credit Agreement, any application and agreement for any Letter of Credit, or any other Loan Document, or the sale, release, substitution or exchange of any security for the Lender Indebtedness including without limitation, the release of collateral under any Loan Document; or
     (xv) any defense whatsoever that the Borrower or any other Person might have to the payment of the Lender Indebtedness (principal, premium, if any, or interest), or to the performance or observance of any of the provisions of the Credit Agreement, any application and agreement for any Letter of Credit, or any other Loan Document, whether through the satisfaction or purported satisfaction by the Borrower or any other Person of its debts due to any cause such as bankruptcy, insolvency, receivership, merger, consolidation, reorganization, dissolution, liquidation, winding-up or otherwise; or
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     (xvi) any act or failure to act with regard to the Credit Agreement, any application and agreement for any Letter of Credit, or any other Loan Document, or anything which might vary the risk of the Guarantor; or
     (xvii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Guarantor in respect of the obligations of the Guarantor under this Guaranty Agreement:
provided, however, that the specific enumerations of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Guaranty Agreement that the obligations of the Guarantor shall be absolute and unconditional and shall not be discharged, impaired or varied except by the payment of the principal of and interest on the Lender Indebtedness in accordance with their respective terms and any other Obligations whenever the same shall become due and payable as provided in the Credit Agreement, at the place specified in and all in the manner and with the effect specified in the Credit Agreement and the other Loan Documents. Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Borrower shall default under the terms of the Credit Agreement, any application and agreement for any Letter of Credit, or any other Loan Document, and that notwithstanding recovery hereunder for or in respect of any given default or defaults by the Borrower under the Credit Agreement, any application and agreement for any Letter of Credit, or any other Loan Document to which it is a party, this Guaranty Agreement shall remain in full force and effect and shall apply to each and every subsequent default.
     2.10 Subordination of Borrower’s Indebtedness. Any Indebtedness of the Borrower now or hereafter owed to or held by the Guarantor is hereby subordinated to the Obligations. Any Indebtedness of the Borrower due to the Guarantor, if the Required Lenders so request, shall be collected, enforced and received by the Guarantor, as trustee for the Administrative Agent, on behalf of the Lenders and the Administrative Agent, and be paid over to the Administrative Agent, for and on behalf of the Lenders and the Administrative Agent, on account of the Lender Indebtedness but without affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty Agreement.
     2.11 Postponement of Subrogation and Contribution. Until the Obligations are irrevocably paid in full, Guarantor agrees not to exercise any claim or other right which it may now or hereafter acquire against the Borrower that arises from the existence or performance of the Guarantor’s obligations under this Guaranty Agreement or any of the other Loan Documents to which the Guarantor is a party, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of the Lenders against the Borrower or any collateral which the Lenders hereafter acquire, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other right. Until the Obligations are irrevocably paid in full, the Guarantor agrees that it will not exercise any rights which it may acquire by way of contribution under this Guaranty Agreement or any of the Loan Documents, by any payment made hereunder or otherwise. If any amount shall be paid to the Guarantor in violation of the preceding two sentences and the Obligations shall not have been paid in full, such amount shall be deemed to have been paid to the Guarantor for the benefit of, and held in trust for the Administrative Agent for the benefit of the Lenders and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders to be credited and applied to the Obligations, whether matured or unmatured.
     2.12 Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted
Exhibit D — Page 8

by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Guarantor against any of and all the obligations of the Guarantor now or hereafter existing under this Guaranty Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Credit Agreement or this Guaranty Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     2.13 Payments Under Guaranty. In the event that any amounts become due hereunder, the Administrative Agent shall give notice to the Guarantor. The Guarantor promises to immediately pay such amount herein guaranteed upon demand of the Administrative Agent, in immediately available funds, to the Administrative Agent at the Administrative Agent’s office at 1615 Brett Road, OPS 3, New Castle, Delaware 19720, Attention: Lynn Baronsky, or at such other office as the Administrative Agent may instruct the Guarantor in writing, and such payment shall be made without setoff, counterclaim, withholding or other deduction of any nature.
     2.14 Taxes. (a) Any and all payments by or on account of any obligation of the Guarantor hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and (iii) the Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
     (b) In addition, the Guarantor shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
     (c) The Guarantor shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes in the same manner that the Borrower is required to indemnify such parties with respect to such Indemnified Taxes and Other Taxes under the Credit Agreement.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Guarantor to a Governmental Authority, the Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) In accordance with the Credit Agreement, the Lender shall deliver to the Guarantor and the Administrative Agent, at the time or times prescribed by applicable Law or reasonably requested by the Guarantor or the Administrative Agent, such properly completed and executed documentation as will (i) permit such payments to be made without withholding or at a reduced rate of withholding and (ii) enable the Guarantor or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Guarantor or with respect to which the Guarantor has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Guarantor (but only to the extent of indemnity payments made, or additional
Exhibit D — Page 9

amounts paid, by the Guarantor under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Guarantor, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Guarantor or any other Person.
     2.15 No Conditions to Guaranty. The Guarantor agrees that the validity and effectiveness of this Guaranty Agreement are not subject to the satisfaction of any condition of any type, including but not limited to the execution by any other Person of a Guarantee of all or any part of the Obligations.
     2.16 No Stay. Without limitation of any other provision of this Guaranty Agreement, if any declaration of default or acceleration or other exercise or condition to exercise of rights or remedies under or with respect to any Obligation shall at any time be stayed, enjoined, or prevented for any reason (including but not limited to a stay or an injunction resulting from the pendency against the Borrower or any other Person of a bankruptcy, insolvency, reorganization or similar proceeding), the Guarantor agrees that, for the purposes of this Guaranty Agreement and its obligations hereunder, the Obligations shall be deemed to have been declared in default or accelerated, and such other exercise or conditions to exercise shall be deemed to have been taken or met.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          In addition to the representations and warranties set forth below, the Guarantor hereby makes, on behalf of itself, all representations and warranties that Borrower is required to make on behalf of the Guarantor as set forth in Article III of the Credit Agreement.
     3.1 Bankruptcy Intent. The Guarantor has no intent (i) to file a voluntary petition under any chapter of the Bankruptcy Code, Title 11 U.S.C. or in any manner seek relief, protection, reorganization, liquidation, dissolution or similar relief for debtors under any other state, local, federal or other insolvency laws, either at the present time or at any time hereafter, (ii) directly or indirectly to cause any involuntary petition to be filed against the Guarantor or directly or indirectly to cause the Guarantor to become the subject of any proceedings pursuant to any state, federal or other insolvency law providing for the relief of debtors, either at the present time or at any time hereafter, or (iii) directly or indirectly to cause any interest of the Guarantor to become the property of any bankrupt estate or the subject of any state, federal or other bankruptcy, dissolution, liquidation or insolvency proceedings, either at the present time or at any time hereafter.
     3.2 No Fraudulent Intent. Neither the execution and delivery of this Guaranty Agreement nor the performance of any actions required hereunder or described herein is being consummated by the Guarantor with or as a result of any actual intent by the Guarantor to hinder, delay or defraud any entity to the Guarantor is now or will hereafter become indebted.
     3.3 Fair Consideration. The repayment of the antecedent debts of the Guarantor referenced in the recitals hereto, the provision of working capital to the Guarantor by the Borrower pursuant to the Credit Agreement and the other benefits received by the Guarantor from the execution of the Credit
Exhibit D — Page 10

Agreement and the other Loan Documents and the consummation of the transactions contemplated thereby are the fair equivalent of and constitute fair consideration for the Obligations incurred by the Guarantor under this Guaranty Agreement.
     3.4 Review of Documents. The Guarantor has, with the assistance of counsel, read and reviewed such of the Loan Documents as the Guarantor or its counsel deems necessary or desirable to read and review.
     3.5 No Default. No Event of Default as defined in the Credit Agreement has occurred and is continuing, and no such Event of Default will occur as a result of the execution and delivery of this Guaranty Agreement.
ARTICLE IV
COVENANTS
          In addition to the other covenants and agreements of the Guarantor set forth herein, the Guarantor covenants and agrees that, so long as it remains obligated hereunder, it will perform, or refrain from performing, as the case may be, each act, undertaking or condition that the Borrower is required to cause the Guarantor to perform or refrain from performing, as the case may be, under the Credit Agreement.
ARTICLE V
GENERAL PROVISIONS
     5.1 No Implied Waiver; Cumulative Remedies. No delay on the part of or failure of the Administrative Agent and/or the Lenders in the exercise of any power, right or remedy under this Guaranty Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any power, right or remedy or any abandonment or discontinuance of steps to enforce such right, power or remedy preclude other or further exercises thereof, or the exercise of any other power, right or remedy. The rights and remedies in this Guaranty Agreement are cumulative and not exclusive of any rights or remedies (including, without limitation, the right of specific performance) which the Administrative Agent and/or the Lenders would otherwise have.
     5.2 Severability; Modification to Conform to Law.
     (i) It is the intention of the parties that this Guaranty Agreement be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder hereof. If any provision in this Guaranty Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, this Guaranty Agreement shall, as to such jurisdiction, be deemed amended to modify or delete, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it or them valid and enforceable to the maximum extent permitted by applicable law, without in any matter affecting the validity or enforceability of such provision or provisions in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
     (ii) Without limitation of the preceding subsection (i), to the extent that applicable Law (including applicable Laws pertaining to fraudulent conveyance or fraudulent or preferential transfer) otherwise would render the full amount of the Guarantor’s obligations hereunder invalid, voidable, or unenforceable on account of the amount of Guarantor’s aggregate liability under this Guaranty

Exhibit D — Page 11

Agreement, then, notwithstanding any other provision of this Guaranty Agreement to the contrary, the aggregate amount of such liability shall, without any further action by the Administrative Agent or any of the Lenders or Guarantor or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding, which (without limiting the generality of the foregoing) may be an amount which is equal to the greater of:
     (a) the fair consideration actually received by Guarantor under the terms and as a result of the Loan Documents and the value of the benefits described in this Section 5.2(ii) hereof, including (and to the extent not inconsistent with applicable federal and state laws affecting the enforceability of guaranties) distributions, commitments, and advances made to or for the benefit of such Guarantor with the proceeds of any credit extended under the Loan Documents, or
     (b) the excess of (1) the amount of the fair value of the assets of Guarantor as of the date of this Guaranty Agreement as determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors as in effect on the date hereof, over (2) the amount of all liabilities of Guarantor as of the date of this Guaranty Agreement, also as determined on the basis of applicable federal and state laws governing the insolvency of debtors as in effect on the date hereof.
     (iii) Notwithstanding anything to the contrary in this Section 5.2 or elsewhere in this Guaranty Agreement, this Guaranty Agreement shall be presumptively valid and enforceable to its full extent in accordance with its terms, as if this Section 5.2 (and references elsewhere in this Guaranty Agreement to enforceability to the fullest extent permitted by law) were not a part of this Guaranty Agreement, and in any related litigation the burden of proof shall be on the party asserting the invalidity or unenforceability of any provision hereof or asserting any limitation on Guarantor’s obligations hereunder as to each element of such assertion.
     5.3 Successors and Assigns. This Guaranty Agreement shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of and be enforceable by the Administrative Agent and the Lenders or any of them and their respective successors and assigns; provided, however, except as permitted by the Credit Agreement, that the Guarantor may not assign its rights and obligations hereunder without the prior written consent of the Lenders or the Administrative Agent acting on their behalf. Without limitation of the foregoing, the Administrative Agent and the Lenders, or any of them (and any successive assignee or transferee), from time to time may assign or otherwise transfer all or any portion of its rights or obligations under the Loan Documents (including all or any portion of any commitment to extend credit), or any other Obligations, to any other person and such Obligations (including any Obligations resulting from extension of credit by such other Person under or in connection with the Loan Documents) shall be and remain Obligations entitled to the benefit of this Guaranty Agreement, and to the extent of its interest in such Obligations such other Person shall be vested with all the benefits in respect thereof granted to the Administrative Agent and the Lenders in this Guaranty Agreement or otherwise.
     5.4 Applicable Law. (a) This Guaranty Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and

Exhibit D — Page 12

determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty Agreement against the Guarantor or its properties in the courts of any jurisdiction.
     (c) The Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     Each party to this Guaranty Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.8 of this Guaranty Agreement. Nothing in this Guaranty Agreement will affect the right of any party to this Guaranty Agreement to serve process in any other manner permitted by law.
     5.5 Headings. The headings of the sections and subsections of this Guaranty Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.
     5.6 Entire Agreement. This Guaranty Agreement constitutes the entire agreement of the Guarantor and supersedes all prior communications, oral or written, by and between the Guarantor on the one hand and the Administrative Agent and/or the Lenders on the other hand.
     5.7 Amendments and Waivers. Any provision of this Guaranty Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed by the Guarantor and the Administrative Agent and approved by the Lenders required to approve any such amendment or waiver pursuant to Section 9.02(b) of the Credit Agreement.
     5.8 Notices.
     (A) Notices to Guarantor. Except as otherwise provided herein, all notices and other communications required to be made or sent to the Guarantor shall be delivered to the addresses below in the same manner, and shall be effective in the same manner, as notices delivered pursuant to Section 9.01 of the Credit Agreement:

NRP (Operating) LLC
601 Jefferson St., Suite 3600
Houston, Texas 77002
Attention: Dwight L. Dunlap, Chief Financial Officer and Treasurer
Telephone: (713) 751-7516
Telecopier: (281) 657-8014

With a copy to:

Vinson & Elkins
2500 First Tower City
1001 Fannin
Houston, TX 77002-6760

Exhibit D — Page 13

Attention:	Will Bos
Telephone:	(713) 758-3688
Telecopier:	(713) 615-5688
     (B) Notices to Administrative Agent. Except as otherwise provided herein, all notices and other communications required to be made or sent to the Administrative Agent shall be in writing and shall be sent to the addresses set forth in Section 9.01 of the Credit Agreement in the same manner that such notice are required to be sent pursuant to such Section of the Credit Agreement.
All such notices shall be effective pursuant to the terms set forth in Section 9.01 of the Credit Agreement. The Administrative Agent may change its address for service of notice upon it by a notice in writing to the Administrative Agent.
     5.9 Expenses. The Guarantor agrees to pay to the Administrative Agent and each Lender on demand all reasonable out-of-pocket expenses, including reasonable attorneys’ fees and expenses, incurred in enforcing the Administrative Agent’s and such Lender’s rights hereunder. Any such sums not paid on demand shall bear interest at the sum of the Alternate Base Rate plus two percent (2%).
     5.10 Counterparts. This Guaranty Agreement may be executed in as many counterparts as shall be convenient and by the different parties on a separate different parties each of which, when so executed and delivered shall be an original, but all of which together shall constitute but one and the same instrument. In proving this Guaranty Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.
     5.11 Indemnity. The Guarantor hereby agrees to indemnify the Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons against, and hold each of them harmless from, any loss, liabilities, damages, claims, costs and expenses (including reasonable attorneys’ fees and disbursements) suffered or incurred by any of them arising out of, resulting from or in any manner connected with, the execution, delivery and performance of each of the Loan Documents, this Guaranty Agreement and any and all transactions related to or consummated in connection with the Loans in the same manner that Borrower is required to indemnify such parties under the Credit Agreement. The indemnity set forth in this Section 5.11 shall be in addition to any other obligations or liabilities of the Guarantor to the Administrative Agent and/or any Lender, or at common law or otherwise. The provisions of this Section 5.11 shall survive the payment of the Guarantor’s Obligations and the termination of this Guaranty Agreement.
     5.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Exhibit D — Page 14

5.13 TERMINATION OF GUARANTY. The Administrative Agent, for and on behalf of itself and the Lenders, acknowledges and agrees that, effective as of the date hereof, each Released Guarantor is hereby released from any and all liability under the Existing Guaranty Agreement.
[SIGNATURE PAGE FOLLOWS]

Exhibit D — Page 15

          IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned Guarantor has caused this Guaranty Agreement to be executed by its duly authorized officer as of the date first written above.

ACIN LLC
DEEPWATER TRANSPORTATION, LLC
GATLING MINERAL, LLC
HOD LLC
INDEPENDENCE LAND COMPANY, LLC
LITTLE RIVER TRANSPORT LLC
RIVERVISTA MINING, LLC
SHEPARD BOONE COAL COMPANY LLC
WBRD LLC
WILLIAMSON TRANSPORT LLC
WPP LLC (each a Delaware limited liability company)

By:	NRP (Operating) LLC, as sole Member of each of the above named entities

By:
Dwight L. Dunlap,
Chief Financial Officer and Treasurer

Exhibit D — Page 16

          This Guaranty Agreement, including, without limitation, Section 5.13 of the Guaranty Agreement, is acknowledged, agreed and accepted by the Administrative Agent, for and on behalf of the Lenders and the Administrative Agent, as of the date first written above.

CITIBANK, N.A., in its capacity as Administrative Agent

By:

Name:

Title:

Exhibit D — Page 17

EXHIBIT E
FORM OF BORROWING REQUEST
Citibank, N.A.
1615 Brett Road
OPS 3
New Castle, Delaware 19720
Attention: Lynn Baronsky
Gentlemen:
          Reference is made to the Second Amended and Restated Credit Agreement dated as of August 10, 2011 (as amended from time to time, the “Credit Agreement”) among NRP (OPERATING) LLC (the “Borrower”), the LENDERS party thereto, and CITIBANK, N.A., as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings specified in the Credit Agreement. The Borrower hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Borrowing (the “Proposed Borrowing”) as required by Section 2.03 of the Credit Agreement:
          (a) The date of the Proposed Borrowing is ____________, 20__.
          (b) The Type and amount of, and, in the case of a Eurodollar Borrowing, the Interest Period applicable to, the Loans comprising the Proposed Borrowing are:
     ____ Eurodollar Borrowing in an aggregate amount of $_________________ with an Interest period of:
__________one (1) month due ____________________
__________two (2) months due ____________________
__________three (3) months due ____________________
__________six (6) months due ____________________
__________nine (9) months due ____________________ (if available by all Lenders)
     ____ ABR Borrowing in an aggregate amount of $____________________.
     Location and number of Borrower’s account to which funds are to be disbursed:
     The Borrower hereby certifies that after giving effect to the Proposed Borrowing, the aggregate amount of the total Revolving Credit Exposures will not exceed the total Commitments. The Borrower hereby further certifies that on the date hereof all applicable conditions to the Proposed Borrowing set forth in Article IV of the Credit Agreement have been satisfied and that the Proposed Borrowing complies with the terms of the Credit Agreement, and by acceptance of the proceeds of the Proposed Borrowing, the Borrower will be deemed to have recertified the foregoing on the date of the Proposed Borrowing.

Exhibit E — Page 1

Sincerely,

NRP (OPERATING) LLC

By:

Name:

Title:

Exhibit E — Page 2

EXHIBIT F
FORM OF COMPLIANCE CERTIFICATE
     This Compliance Certificate (this “Certificate”) date as of [________________], 20[___] is delivered pursuant to Section 4.01(e) of the Second Amended and Restated Credit Agreement entered into as of August 10, 2011 (the “Credit Agreement”), among NRP (OPERATING) LLC, a Delaware limited liability company, as Borrower (the “Borrower”), CITIBANK, N.A., as Administrative Agent for the Lenders, and the Lenders from time to time party thereto. Capitalized terms used in this Certificate and not otherwise defined herein are used as defined in the Credit Agreement.
     The undersigned hereby certifies that he is the Chief Financial Officer of the Borrower and that as such he is authorized to execute and deliver this Compliance Certificate on behalf of the Borrower, and he further certifies:
1.	The representations and warranties contained in Article III of the Credit Agreement are true and correct in all material respects as of the date hereof, except to the extent any such representation or warranty is stated to relate to an earlier date in which case such representation and warranty is true and correct on and as of such earlier date.

2.	No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit to be made on the date hereof.
[Remainder of page intentionally blank]

Exhibit F — Page 1

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date set forth above.

NRP (OPERATING) LLC

By:

Name: Dwight L. Dunlap
Title: Chief Financial Officer

Exhibit F — Page 2

EXHIBIT G-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the $300,000,000 Second Amended and Restated Credit Agreement dated as of August 10, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NRP (Operating) LLC, a Delaware limited liability company (the “Borrower”), the banks and other financial institutions party thereto as lenders (the “Lenders”) and Citibank, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) for the Lenders.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit G-1 — Page 1

EXHIBIT G-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the $300,000,000 Second Amended and Restated Credit Agreement dated as of August 10, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NRP (Operating) LLC, a Delaware limited liability company (the “Borrower”), the banks and other financial institutions party thereto as lenders (the “Lenders”) and Citibank, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) for the Lenders.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit G-2 — Page 1

EXHIBIT G-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the $300,000,000 Second Amended and Restated Credit Agreement dated as of August 10, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NRP (Operating) LLC, a Delaware limited liability company (the “Borrower”), the banks and other financial institutions party thereto as lenders (the “Lenders”) and Citibank, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) for the Lenders.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit G-3 — Page 1

EXHIBIT G-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the $300,000,000 Second Amended and Restated Credit Agreement dated as of August 10, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NRP (Operating) LLC, a Delaware limited liability company (the “Borrower”), the banks and other financial institutions party thereto as lenders (the “Lenders”) and Citibank, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) for the Lenders.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit G-4 — Page 1

SCHEDULE 2.01
COMMITMENTS

Lender	Allocation
Citibank, N.A.	$50,000,000
Wells Fargo Bank, National Association	$50,000,000
BNP Paribas	$40,000,000
Branch Banking And Trust Company	$40,000,000
Huntington Bank	$30,000,000
Amegy Bank National Association	$22,500,000
Comerica Bank	$22,500,000
Compass Bank	$22,500,000
The Royal Bank of Canada	$22,500,000
Total:	$300,000,000
Schedule 2.01 — Page 1

SCHEDULE 3.03
DISCLOSED MATTERS
None.
Schedule 3.03 — Page 1

SCHEDULE 3.14
SUBSIDIARIES

				percentage of
				total
	jurisdiction of		class of llc	membership
name of subsidiary	organization	name of owner(s)	interest	interests
ACIN LLC	Delaware	NRP (Operating) LLC	Sole member	100%
BRP LLC	Delaware	NRP (Operating) LLC	Class A Interests	51%
		IP Mineral Holdings LLC
CoVal Leasing Company, LLC	Delaware	BRP LLC	Sole Member	100%
Deepwater Transportation LLC	Delaware	NRP (Operating) LLC	Sole member	100%
Gatling Mineral, LLC	Delaware	NRP (Operating) LLC	Sole member	100%
HOD LLC	Delaware	NRP (Operating) LLC	Sole member	100%
Independence Land Company, LLC	Delaware	NRP (Operating) LLC	Sole member	100%
Little River Transport, LLC	Delaware	NRP (Operating) LLC	Sole member	100%
Rivervista Mining, LLC	Delaware	NRP (Operating) LLC	Sole member	100%
Shepard Boone Coal Company LLC	Delaware	NRP (Operating) LLC	Sole member	100%
WBRD LLC	Delaware	NRP (Operating) LLC	Sole member	100%
Williamson Transport LLC	Delaware	NRP (Operating) LLC	Sole member	100%
WPP LLC	Delaware	NRP (Operating) LLC	Sole member	100%
MATERIAL SUBSIDIARIES

name of subsidiary
ACIN LLC
Deepwater Transportation LLC
Gatling Mineral, LLC
HOD LLC
Independence Land Company, LLC
Little River Transport, LLC
Rivervista Mining, LLC
Shepard Boone Coal Company LLC
WBRD LLC
Williamson Transport LLC
WPP LLC
Schedule 3.14 — Page 1

SCHEDULE 6.01
EXISTING INDEBTEDNESS
1.	The Series A, B, C, D, E, F, G, H, I and J notes issued pursuant to the Note Purchase Agreements.

2.	A 5.31% utility local improvement obligation (maturing in March 2021) on real property owned by WPP LLC in the State of Washington.
Schedule 6.01 — Page 1

SCHEDULE 6.02
EXISTING LIENS
1.	A 5.31% utility local improvement obligation (maturing in March 2021) on real property owned by WPP LLC in the State of Washington.
Schedule 6.02 — Page 1

SCHEDULE 6.08
PERMITTED ASSET SALES
1.	The timber properties located in the state of Virginia acquired from El Paso Corporation in December 2002.

2.	The timber properties located in the State of West Virginia acquired from the Mellon Foundation in December 2006 and from Dingess-Rum Properties in January 2007.
Schedule 6.08 — Page 1

SCHEDULE 6.14
EXISTING RESTRICTIONS
1.	Note Purchase Agreements
Schedule 6.14 — Page 1